Exhibit 2.1

EXECUTION COPY

TRANSACTION AGREEMENT

by and among

ACI WORLDWIDE, INC.,

ANTELOPE INVESTMENT CO. LLC and

S1 CORPORATION

Dated as of October 3, 2011

ARTICLE I.	Definitions	2

1.1	Certain Defined Terms	2

ARTICLE II.	THE OFFER	14

2.1	The Offer	14

2.2	Proration of Offer Consideration	17

2.3	Election Procedures; Allocation of Offer Consideration	18

2.4	Company Consent; Schedule 14D-9	19

2.5	Top-Up Option	19

2.6	Stockholder Lists	21

2.7	Directors	21

2.8	Surrender of Certificates	23

ARTICLE III.	Plan of Merger	25

3.1	The Merger	25

3.2	Effective Time; Closing Date	25

3.3	Effects of the Merger	26

3.4	Surrender of Certificates	27

3.5	Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares	29

3.6	Stock Options; SARs; Restricted Stock	29

3.7	Certificate of Incorporation, By-Laws and Directors and Officers of the Surviving Corporation	31

3.8	Taking of Necessary Action; Further Action	32

3.9	Appraisal Rights/Dissenting Shares	32

ARTICLE IV.	Representations and Warranties of the Company	33

4.1	Organization, Standing and Power	33

4.2	Company Subsidiaries	33

4.3	Authority; Execution and Delivery; Enforceability	33

4.4	Capital Structure	34

4.5	No Conflicts; Consents	35

4.6	SEC Documents; Undisclosed Liabilities	36

4.7	Absence of Certain Changes or Events	37

i

(continued)

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(continued)

-iii-

(continued)

		Page

7.13	Stockholder Litigation	77

7.14	Obligations of Merger Sub	77

7.15	Financing	77

7.16	No Control of the Company’s Business	78

7.17	Non-Disparagement	78

ARTICLE VIII.	Conditions to the Merger	79

8.1	Conditions to Obligations of Each Party to Effect the Merger	79

ARTICLE IX.	Termination	81

9.1	Termination	81

9.2	Notice of Termination; Effect of Termination	83

9.3	Fees and Expenses	83

ARTICLE X.	General Provisions	84

10.1	Non-Survival of Representations and Warranties	84

10.2	Notices	84

10.3	Construction	85

10.4	Headings; Table of Contents	85

10.5	Mutual Drafting	86

10.6	Disclosure Schedules	86

10.7	Counterparts; Facsimile and Electronic Signatures	86

10.8	Entire Agreement; Third Party Beneficiaries	86

10.9	Amendment	87

10.10	Severability	87

10.11	Remedies; Specific Performance	87

10.12	Assignment	88

10.13	Applicable Law	88

10.14	CONSENT TO JURISDICTION AND SERVICE OF PROCESS	88

10.15	WAIVER OF JURY TRIAL	88

10.16	Performance Guaranty	86

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EXHIBITS

Exhibit A – Conditions to the Offer

Exhibit B – Form of Surviving Corporation Certificate of Incorporation

Exhibit C – Form of Surviving Corporation By-Laws

v

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of October 3, 2011 by and among ACI Worldwide, Inc., a Delaware corporation (“Parent”), Antelope Investment Co. LLC, a Delaware limited liability company and a wholly owned indirect Subsidiary of Parent (“Merger Sub”), and S1 Corporation, a Delaware corporation (the “Company”). Capitalized terms in this Agreement shall have the meanings ascribed to them as provided in Section 1.1.

WITNESSETH:

WHEREAS, Parent and Merger Sub have previously commenced a cash and stock exchange offer (the “Pending Offer”) to purchase all of the issued and outstanding Company Shares, subject to certain terms and conditions;

WHEREAS, the Boards of Directors of Parent, the Company, and Merger Sub, have each determined that it is in the best interests of their respective stockholders for Parent and the Company to enter into a business combination transaction upon the terms and subject to the conditions of this Agreement whereby the holders of Company Shares will tender their Company Shares pursuant to the Offer in exchange for the Offer Price and, following completion of the Offer, Merger Sub will merge (such merger, the “Merger”) with and into the Company, and, upon the effectiveness of the Merger and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the Delaware Limited Liability Company Act (the “DLLCA”), Merger Sub will cease to exist, the Company as the Surviving Corporation in the Merger will become a wholly owned Subsidiary of Parent, and the Company Shares will be converted into the right to receive the Merger Consideration as set forth in Section 3.3(a);

WHEREAS, the Board of Directors of the Company: (i) determined that the Transactions are fair to, and in the best interests of, the Company and its stockholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) adopted and approved this Agreement and approved the Transactions; and (iii) determined to recommend that the stockholders of the Company accept the Offer, tender their Company Shares to Merger Sub pursuant to the Offer and, if necessary under applicable Law, adopt the Agreement and approve the Transactions;

WHEREAS, the Board of Directors of Parent has: (i) determined that the Transactions are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time and (ii) adopted the Agreement on behalf of Parent, as the sole stockholder of Merger Sub, and approved the Transactions;

WHEREAS, the Board of Directors of Merger Sub has by unanimous written consent: (i) determined that the Transactions are fair to, and in the best interests of, Merger Sub and its sole member and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time and (ii) adopted and approved this Agreement and approved the Transactions; and

WHEREAS, accordingly in furtherance of the contemplated acquisition of the Company by Parent, on the terms and subject to the conditions set forth in this Agreement, (i) Parent has agreed to amend the Pending Offer (such offer, as it may be amended from time to time, being referred to in this Agreement as the “Offer”) to acquire all of the issued and outstanding Company Shares, for, at the election of the holders of Company Shares, the per Company Share consideration of either 0.3148 of a share of Parent Common Stock or $10.00 in cash, without interest (the “Offer Price”), subject to pro ration pursuant to Section 2.2, and (ii) after acquiring the Company Shares pursuant to the Offer in accordance with the terms hereof, the Merger will occur in which each Non-Election Share outstanding as of the Effective Time (other than Company Shares that will be cancelled pursuant to Section 3.3(b), Company Shares that will be converted into shares of Parent Common Stock pursuant to Schedule 6.1 and any Dissenting Shares) will be converted into the Merger Consideration as set forth in Section 3.3(a).

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I.

Definitions

1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1:

“1997 Plan” shall have the meaning set forth in Section 3.6(a)(i)(A).

“1998 Plan” shall have the meaning set forth in Section 3.6(a)(i)(A).

“2003 Plan” shall mean the S1 Corporation 2003 Stock Incentive Plan (as amended and restated effective February 26, 2008).

“Acceptance Time” shall have the meaning set forth in Section 2.1(a)(ii).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agency Litigation” shall have the meaning set forth in Section 7.6(b).

“Agreement” shall have the meaning set forth in the Preamble.

“Alternative Financing” shall have the meaning set forth in Section 7.15(a).

“Antitrust Laws” shall mean any antitrust, competition or trade regulatory Law of any Governmental Entity.

“Average Per Share Price” shall have the meaning in this Section 1.1.

“Blended Value” shall mean the sum of (1) $6.62 plus (2) an amount equal to the product (rounded to the nearest cent) of (x) 0.1064 times (y) the volume weighted average sales price per share of Parent Common Stock for the ten consecutive days that Parent Common Stock has traded ending on and including the second clear trading day immediately prior to the Effective Time as reported on Nasdaq (the “Average Per Share Price”).

“Blue Sky Laws” shall have the meaning set forth in Section 4.5(b).

“Book-Entry Shares” shall have the meaning set forth in Section 2.5(c).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which the banks in New York City are authorized by Law or executive order to be closed.

“Cash Election” shall have the meaning set forth in Section 2.1(c).

“Cash Election Share” shall have the meaning set forth in Section 2.2(a).

“Cash Price Per Share” shall have the meaning set forth in Section 2.1(a)(i).

“Cash Proration Factor” shall have the meaning set forth in Section 2.2(c)(ii).

“Certificate” shall have the meaning set forth in Section 3.4(c).

“Certificate of Merger” shall have the meaning set forth in Section 3.2.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Date” shall have the meaning set forth in Section 3.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Preamble.

“Company Acquisition Proposal” shall mean any offer, proposal or indication of interest received from a third party (other than a party to this Agreement) providing for any Company Acquisition Transaction, including any renewal or revision to such a previously made offer, proposal or indication of interest.

“Company Acquisition Transaction” shall mean any transaction or series of transactions involving: (a) any merger, consolidation, share exchange, recapitalization, business combination or similar transaction involving the Company or any of its Subsidiaries; (b) any direct or indirect acquisition of securities, tender offer, exchange offer or other similar transaction in which a Person or “group” (as defined in the Exchange Act) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding Company Shares; (c) any direct or indirect acquisition of any business or businesses or of assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole (based on the fair market value thereof); (d) any liquidation or dissolution of the Company or any material Subsidiary of the Company; or (e) any combination of the foregoing (in each case, other than any of the Transactions).

“Company Change of Recommendation” shall have the meaning set forth in Section 7.5(d).

“Company Charter Documents” shall have the meaning set forth in Section 4.1.

“Company D&O Policy” shall have the meaning set forth in Section 7.9(b).

“Company Director Plan” shall mean the S1 Corporation Directors’ Deferred Compensation Plan, effective as of January 1, 2010.

“Company Disclosure Schedule” shall mean the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement.

“Company Employee” shall mean any current, former or retired employee, officer or director of the Company or any of its Subsidiaries.

“Company Employee Plans” shall have the meaning set forth in Section 4.13.

“Company Employment Agreements” shall have the meaning set forth in Section 4.13.

“Company ERISA Affiliate” shall have the meaning set forth in Section 4.14(a).

“Company Insiders” shall have the meaning set forth in Section 7.12.

“Company International Employee Plan” shall have the meaning set forth in Section 4.13.

“Company Intellectual Property” shall mean all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Material Contracts” shall have the meaning set forth in Section 4.8(a).

“Company Pension Plans” shall have the meaning set forth in Section 4.14(a).

“Company Preferred Stock” shall have the meaning set forth in Section 4.4(a).

“Company Recommendation” shall have the meaning set forth in Section 4.3(b).

“Company SEC Documents” shall have the meaning set forth in the preamble to Article IV.

“Company Shares” shall mean each share of common stock, par value $0.01 per share, of the Company.

“Company Software Products” shall mean all Software products developed and owned by the Company or any of its Subsidiaries that are (i) offered for license by the Company or its Subsidiaries or (ii) used in the conduct of their respective businesses.

“Company Stock Option” shall have the meaning set forth in Section 3.6(a)(i)(A).

“Company Stock Plan” means each of the 1997 Plan, the 1998 Plan, the 2003 Plan and the Company Director Plan.

“Company Stockholder Approval” shall have the meaning set forth in Section 4.3(a).

“Company Stockholders Meeting” shall have the meaning set forth in Section 7.2(a).

“Company Superior Offer” shall mean a bona fide written Company Acquisition Proposal (for purposes of this definition, replacing all references in such definition to 20% with 50%) that the Board of Directors of the Company or any committee thereof determines, in good faith, after consultation with outside legal counsel and a financial advisor (i) is on terms that are more favorable from a financial point of view to the Company’s stockholders than the Transactions (including any proposal by Parent to amend the terms of this Agreement) after taking into account all of the terms and conditions of such proposal and (ii) is likely to be completed (without material modification of its terms), in each of the cases of clause (i) and (ii) taking into account all financial, regulatory, legal and other aspects of such Company Acquisition Proposal (including the timing and likelihood of consummation thereof) and the payment, if any, of the Company Termination Fee.

“Company Systems” shall have the meaning set forth in Section 4.9(f).

“Company Termination Fee” shall mean a fee payable by the Company in the amount of $19.14 million.

“Consent Decree” shall have the meaning set forth in Section 7.6(e).

“Continuing Directors” shall have the meaning set forth in Section 2.7(b).

“Contract” shall mean any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“DGCL” shall have the meaning set forth in the Preamble.

“Disclosure Schedules” shall mean the Company Disclosure Schedule and the Parent Disclosure Schedule.

“Dissenting Shares” shall have the meaning set forth in Section 3.9(a).

“DLLCA” shall have the meaning set forth in the Preamble.

“DOJ” shall mean the United States Department of Justice.

“DOJ Impediment” shall have the meaning set forth in Section 7.6(e).

“DOL” shall mean the United States Department of Labor.

“Effect” shall have the meaning set forth in this Section 1.1.

“Effective Time” shall have the meaning set forth in Section 3.2.

“Election” shall have the meaning set forth in Section 2.1(c).

“Election Deadline” shall have the meaning set forth in Section 3.3(f).

“Environmental Claim” shall mean any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) any Environmental Law or any permit issued pursuant to any Environmental Law.

“Environmental Laws” shall mean any and all Laws which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing.

“ERISA” shall mean the United States Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the United States Securities Exchange Act of 1934.

“Exchange Agent” shall have the meaning set forth in Section 2.8(a).

“Exchange Fund” shall have the meaning set forth in Section 2.8(b).

“Exercise Period” shall have the meaning set forth in Section 3.6(a)(i)(B).

“Expiration Date” shall have the meaning set forth in Section 2.1(a)(i).

“Event of Default” shall mean the occurrence of any one or more of the following events (regardless of the reason therefor): (i) Parent’s or Merger Sub’s failure to pay or discharge its obligations in full in accordance with the terms of the Promissory Note; (ii) Parent’s or Merger Sub’s failure to observe or perform any material covenant, obligation, condition or agreement contained in the Promissory Note which failure remains unremedied for more than 30 days after written notice of such failure has been delivered to Parent or Merger Sub; (iii) the commission of any act of bankruptcy by Parent or Merger Sub, the execution by Parent or

Merger Sub of a general assignment for the benefit of creditors, the filing by or against Parent or Merger Sub of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and the continuation of such petition without dismissal for a period of 90 days or more, or the appointment of a receiver or trustee to take possession of the property or assets of Parent or Merger Sub; or (iv) the liquidation, dissolution or winding up of Parent or Merger Sub, whether voluntary or involuntary.

“Financing” shall have the meaning set forth in Section 5.20.

“Financing Agreement” shall have the meaning set forth in Section 5.20.

“Financing Commitment” shall have the meaning set forth in Section 5.20.

“Form of Election” shall have the meaning set forth in Section 2.1(c).

“FTC” shall mean the United States Federal Trade Commission.

“Fundtech” shall mean Fundtech Ltd., a company organized under the laws of Israel.

“Fundtech Merger Agreement” shall mean the Plan of Merger and Reorganization, dated as of June 26, 2011, by and among the Company, Finland Holdings (2011) Ltd., a company organized under the laws of Israel and a wholly owned subsidiary of the Company, and Fundtech.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean any United States federal, state of the United States or foreign governmental or regulatory agency, commission, court, body, entity or authority.

“Hazardous Materials” shall mean any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by–products or derivatives.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“HSR Condition” shall have the meaning set forth in Section 8.1(e).

“HSR Filing” shall have the meaning set forth in Section 7.6(a).

“Independent Directors” shall have the meaning set forth in Section 2.7(d).

“Initial Expiration Date” shall have the meaning set forth in Section 2.1(a)(i).

“Injunction” shall have the meaning set forth in Section 7.6(c).

“Insured Parties” shall have the meaning set forth in Section 7.9(b).

“Intellectual Property” shall mean any and all intellectual property or proprietary rights throughout the world, including all (i) trademarks, service marks, trade names, Internet domain names, web sites, trade dress, logos, slogans, company names and other indicia of source (including any goodwill associated with each of the foregoing) and all registrations and applications for registration of the foregoing; (ii) inventions (whether or not patentable or reduced to practice), patents and industrial designs, patent applications, patent disclosures and related know how and all continuations, continuations-in-part, revisions, divisionals, extensions and reexaminations in connection therewith; (iii) works of authorship (whether or not copyrightable), copyrights, copyrightable works, moral rights, and mask works and all registrations and applications for registration of the foregoing; (iv) Software; (v) trade secrets, know-how, technology, processes, designs, algorithms, methods, formulae, and other confidential and proprietary information (including technical data, customer and supplier lists, pricing and cost information, and business and marketing plans); and (vi) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean with respect to a party hereto, with respect to any matter in question, the actual knowledge of the chief executive officer, the president, the chief financial officer or the general counsel of such party.

“Law” shall mean any statute, law (including common law), ordinance, rule or regulation or any judgment, decree, injunction or other order.

“Liens” shall have the meaning set forth in Section 4.2(a).

“LT” shall have the meaning set forth in Section 2.1(c).

“Material Adverse Effect” shall mean, with respect to any party hereto, any event, change, effect, development, condition or occurrence (each, an “Effect”), individually or in the aggregate with all other Effects, that (I) is materially adverse on or with respect to the business, financial condition or continuing results of operations of such party and its Subsidiaries, taken as a whole, other than any event, change, effect, development, condition or occurrence: (a) in or generally affecting the economy or the financial, commodities or securities markets in the United States or elsewhere in the world or the industry or industries in which such party or its Subsidiaries operate generally or (b) resulting from or arising out of (i) the pendency or announcement of or compliance with the Transactions (including the loss of any customer, vendor, supplier or prospect or a reduction in the amount of business such customer, vendor or supplier does with such party or its Subsidiaries resulting from or arising out of the pendency or announcement of the Transactions), (ii) any departure or termination of any officers, directors, employees or independent contractors of such party or any of its Subsidiaries, (iii) any changes in GAAP, Law or accounting standards or interpretations thereof, (iv) any natural disasters or weather-related or other force majeure event, (v) any changes in national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, the outbreak or escalation of hostilities or acts of war, sabotage or terrorism, (vi) the failure of such party to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (vii) any change in the market price or trading volume of such party’s securities (it being understood that the facts or occurrences giving rise or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect), (viii) any action, suit or other legal proceeding brought by stockholders of such party arising from or relating to the Transactions, or (ix) any failure to obtain, or any denial or withdrawal of any application for, any license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions, but only to the extent, in each of clauses (a), (b)(iii), (b)(iv) and (b)(v), that such event, change, effect, development, condition or occurrence does not affect such party and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other participants in the business, industries or geographic region or territory in which such party and its Subsidiaries operate; or (II) would prevent or materially delay such party from consummating the Transactions or otherwise prevent or materially delay such party from performing its obligations under this Agreement, other than any delay due to the failure to obtain the license, consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity in connection with the Transactions.

“Measurement Date” shall have the meaning set forth in Section 4.4(a).

“Merger” shall have the meaning set forth in the Preamble.

“Merger Consideration” shall have the meaning set forth in Section 3.3(a).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Minimum Tender Condition” shall have the meaning set forth in Exhibit A.

“Nasdaq” shall mean the Nasdaq Stock Market.

“Non-Disclosure Agreement” shall have the meaning set forth in Section 7.4.

“Non-Election Shares” shall have the meaning set forth in Section 3.3(f).

“Notice Period” shall have the meaning set forth in Section 7.5(e).

“Offer” shall have the meaning set forth in the Preamble.

“Offer Amendment Date” shall have the meaning set forth in Section 2.1(a)(i).

“Offer Conditions” shall have the meaning set forth in Section 2.1(a)(i).

“Offer Documents” shall have the meaning set forth in Section 2.1(b).

“Offer Price” shall have the meaning set forth in the Preamble.

“Open Source Software” shall mean any software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser General Public License (LGPL) or under any other license that purports to require one to (i) require, or condition the use, license or distribution of any software on, the disclosure, licensing or distribution of any source code and/or (ii) permit any licensee of any software to modify any source code relating to such software.

“Option Consideration” shall have the meaning set forth in Section 3.6(a)(ii).

“Order” shall have the meaning set forth in Section 8.1(d).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Certificate” shall have the meaning set forth in Section 5.1.

“Parent Charter Documents” shall have the meaning set forth in Section 5.1.

“Parent Common Stock” shall mean the common stock, par value $0.005 per share, of Parent.

“Parent Disclosure Schedule” shall mean the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement.

“Parent Employee Plans” shall mean any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of Parent or any of its Subsidiaries, together with the Parent Pension Plans, any Parent “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Parent International Employee Plans and the Parent Employment Agreements.

“Parent Employment Agreements” shall mean any employment, consulting, severance (other than standard severance agreements with employees entered into in the ordinary course of business consistent with past practice) or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law) between Parent or any of its Subsidiaries, on the one hand, and any current or former employee, executive officer or director of Parent or any of its Subsidiaries, on the other hand.

“Parent ERISA Affiliate” shall mean Parent or any of its Subsidiaries or any entity that would be treated as a “single employer” with Parent or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Parent Intellectual Property” shall mean all Intellectual Property owned by Parent or any of its Subsidiaries.

“Parent International Employee Plan” shall mean each Parent Employee Plan and each government-mandated plan or program that has been adopted or maintained by Parent or any Parent ERISA Affiliate, whether informally or formally, or with respect to which Parent or any Parent ERISA Affiliate will or may have any liability, for the benefit of Parent Employees who perform services outside the United States.

“Parent Material Contracts” shall have the meaning set forth in Section 5.8(a).

“Parent Pension Plans” shall mean all “employee pension benefit plans” as defined in Section 3(2) of ERISA of Parent or any of its Subsidiaries.

“Parent Preferred Stock” shall have the meaning set forth in Section 5.4(a).

“Parent SEC Documents” shall have the meaning set forth in the preamble to Article V.

“Parent Share Election” shall have the meaning set forth in Section 2.1(c).

“Parent Share Election Share” shall have the meaning set forth in Section 2.2(a).

“Parent Software Products” shall mean all Software products developed and owned by Parent or any of its Subsidiaries that are (i) offered for license by Parent or its Subsidiaries, or (ii) used in the conduct of their respective businesses.

“Parent Stock Options” shall have the meaning set forth in Section 5.4(a).

“Parent Systems” shall have the meaning set forth in Section 5.9(f).

“Pending Offer” shall have the meaning set forth in the Preamble.

“Permitted Lien” shall mean any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business consistent with past practice; (iii) arising from licenses of or other grants of rights to use Intellectual Property not incurred in connection with the borrowing of money; or (iv) which does not and would not reasonably be expected to materially impair the continued use of any owned real property or leased real property.

“Person” shall mean an individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture,

estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, Governmental Entity or other legal entity.

“Post-Effective Amendment” shall have the meaning set forth in Section 7.1(a).

“Post-Merger Employees” shall have the meaning set forth in Section 7.11(a).

“Promissory Note” shall have the meaning set forth in Section 2.5(b).

“Proration Amount of Cash and Stock Consideration” shall mean $6.62 cash, without interest, plus 0.1064 of a share of Parent Common Stock.

“Proxy Statement/Prospectus” shall have the meaning set forth in Section 7.1(a).

“Registration Statement” shall mean the registration statement on Form S-4 (or similar successor form) in connection with the issuance of Parent Common Stock in the Offer and the Merger, and any amendments or supplement thereto.

“Related Person” shall mean, with respect to any party, an employee, officer, director, holder of more than 5% of the equity securities of such party, partner or member of such party or of any of such party’s Subsidiaries and any member of his or her immediate family or any of their respective Affiliates.

“Release” shall mean any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata).

“Representatives” of any Person shall mean such Person’s accountants, consultants, legal counsel, financial advisors and agents and other representatives.

“SARs” shall have the meaning set forth in Section 3.6(b).

“SARs Consideration” shall have the meaning set forth in Section 3.6(b).

“SEC” shall mean the United States Securities and Exchange Commission.

“Schedule 14D-9” shall have the meaning set forth in Section 2.4.

“Schedule TO” shall have the meaning set forth in Section 2.1(b).

“Second Request” shall have the meaning set forth in Section 7.6(b).

“Section 16 Information” shall have the meaning set forth in Section 7.12.

“Securities Act” shall mean the United States Securities Act of 1933.

“Share Election Number” shall have the meaning set forth in Section 2.2(a).

“Significant Company Subsidiary” shall mean any Subsidiary of the Company that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Significant Parent Subsidiary” shall mean any Subsidiary of Parent other than Merger Sub that constitutes a significant Subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, and all software development tools, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (iv) documentation, manuals, specifications and training materials relating to the foregoing.

“Stock Price Per Share” shall have the meaning set forth in Section 2.1(a)(i).

“Stock Proration Factor” shall have the meaning set forth in Section 2.2(b)(ii).

“Subsequent Offering Period” shall have the meaning set forth in Section 2.1(a)(iv).

“Subsidiary” of any Person shall mean any corporation, partnership, limited liability company, joint venture, trust, association, unincorporated organization or other legal entity of any kind of which such Person (either alone or through or together with one or more of its Subsidiaries) (a) owns, directly or indirectly, 50% or more of the capital stock or other equity interests, the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity or (b) otherwise owns, directly or indirectly, an amount of voting securities sufficient to elect at least a majority of the board of directors or other governing body of such legal entity.

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Tax Return” shall mean all federal, state, local, provincial and non-United States Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

“Taxes” shall mean taxes, governmental fees or like assessments or charges, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, non-United States, federal or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts.

“Termination Date” shall have the meaning set forth in Section 9.1(b)(i).

“Third Party Intellectual Property” shall have the meaning set forth in Section 4.9(b).

“Top-Up Notice” shall have the meaning set forth in Section 2.5(c).

“Top-Up Option” shall have the meaning set forth in Section 2.5(a).

“Top-Up Shares” shall have the meaning set forth in Section 2.5(a).

“Transactions” shall mean this Agreement, the Offer, the Merger, the Top-Up Option and the other transactions contemplated by this Agreement.

“Treasury Regulations” shall mean the rules and regulations promulgated under the Code.

“Uncertificated Shares” shall have the meaning set forth in Section 3.4(c).

“Voting Company Debt” shall have the meaning set forth in Section 4.4(a).

“Voting Parent Debt” shall have the meaning set forth in Section 5.4(a).

ARTICLE II.

THE OFFER

2.1 The Offer. (a) (i) Parent shall cause Merger Sub to, and Merger Sub shall, amend the Pending Offer and related Offer Documents to reflect the execution of this Agreement and the terms hereof as promptly as reasonably practicable after the date of this Agreement (but in no event later than the seventh Business Day following the date of this Agreement). The date on which Merger Sub amends the Pending Offer is referred to in this Agreement as the “Offer Amendment Date.” The obligations of Merger Sub (and of Parent to cause Merger Sub) to accept for payment and to pay for any Company Shares tendered pursuant to the Offer shall be subject only to the terms and conditions of this Agreement and the satisfaction or waiver of those conditions set forth in Exhibit A (the “Offer Conditions”). Each Company Share accepted by Merger Sub in accordance with the terms and subject to the conditions of the Offer shall be purchased pursuant to the Offer in exchange for the right to receive, at the election of the holder thereof, (i) $10.00, net to the holder of such Company Share in cash (the “Cash Price Per Share”), or (ii) 0.3148 of a share of Parent Common Stock (the “Stock Price Per Share”), subject to proration as set forth in Section 2.2. Unless extended in accordance with Section 2.1(a)(iii) or 2.1(a)(iv), the Offer shall expire at 5:00 p.m., New York City time, on October 31, 2011 (the “Initial Expiration Date”) or, if the Offer has been extended in accordance with Section 2.1(a)(iii) or 2.1(a)(iv), at the time and date to which the Offer has been so extended (the Initial Expiration Date, or such later time and date to which the Offer has been extended in accordance with Section 2.1(a)(iii) or 2.1(a)(iv), the “Expiration Date”). Merger Sub expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, (A) the Minimum Tender Condition may not be amended or waived and (B) no change may be made to the Offer that (1) decreases the Offer Price or changes the form of consideration, (2) decreases the number of Company Shares to be purchased by Merger Sub in the Offer, (3) modifies the Offer or the Offer Conditions in a manner that adversely affects or reasonably could adversely affect the holders of Company Shares, (4) adds to the conditions set forth on Exhibit A, or (5) extends the Expiration Date of the Offer except as required or permitted by Sections 2.1(a)(iii) and 2.1(a)(iv).

(ii) Subject to the terms and conditions of this Agreement and to the satisfaction or waiver (to the extent permitted hereunder) by Merger Sub of the Offer Conditions as of any scheduled Expiration Date, Merger Sub shall, and Parent shall cause Merger Sub to, accept for payment and pay for Company Shares validly tendered and not withdrawn pursuant to the Offer promptly after such scheduled Expiration Date (the date and time of acceptance for payment, the “Acceptance Time”).

(iii) Merger Sub shall extend the Offer from time to time, including as follows:

(A) Merger Sub shall extend the Offer for one or more periods of not more than 20 Business Days each if at any otherwise scheduled Expiration Date any of the Offer Conditions is not satisfied, and

(B) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof or the Nasdaq applicable to the Offer;

provided, however, that in no circumstances shall Merger Sub be required to extend the Offer beyond the Termination Date nor may Merger Sub extend the Offer if at the time of such extension all Offer Conditions have been satisfied (other than pursuant to Section 2.1(a)(iv)).

(iv) Subject to Section 2.1(a)(i), Merger Sub may, in its sole discretion, provide for one “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act (a “Subsequent Offering Period”), and Merger Sub shall, and Parent shall cause Merger Sub to, immediately accept and promptly pay for all Shares as they are validly tendered during any Subsequent Offering Period for the Offer in accordance with Rule 14d-11 under the Exchange Act at a price per Company Share equal to the Proration Amount of Cash and Stock Consideration. The Offer Documents shall provide for the possibility of a Subsequent Offering Period in a manner consistent with this Section 2.1(a)(iv). Following the Acceptance Time and the expiration of any Subsequent Offering Period, if applicable, Parent shall use its reasonable best efforts to cause the Merger to become effective as promptly as practicable.

(b) On the Offer Amendment Date, Parent and Merger Sub shall file, or cause to be filed, with the SEC an amendment to Parent and Merger Sub’s Tender Offer Statement on Schedule TO (collectively with all amendments and supplements thereto, the “Schedule TO”) and Registration Statement with respect to the Offer that shall contain the offer to purchase and related letter of transmittal and other ancillary Offer documents and instruments pursuant to which the Offer shall be made (collectively with any supplements or amendments thereto, the “Offer Documents”). The Company shall use its reasonable best efforts to cause its independent public accountants to provide their consent to the use of the Company’s audited financial statements in the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. Parent and Merger Sub agree to (i) provide the Company and its counsel with a copy of any written comments (or a description of any oral comments) received by Parent, Merger Sub or their counsel from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments, (ii) consult with the Company (and give the Company reasonable opportunity to review) regarding any such comments prior to responding thereto, and Parent and Merger Sub shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel, and (iii) provide the Company with copies of any written comments or responses thereto. Parent and Merger Sub shall respond promptly to any comments of the SEC or its staff with respect to the Offer Documents. Parent and Merger Sub agree to take all steps necessary to cause the Offer Documents to be disseminated to holders of Company Shares to the extent required by applicable federal securities Laws. Each of Parent, Merger Sub and the Company agrees to promptly correct any information provided by it for use in the Offer Documents if and to the extent that it has become false or misleading in any material respect. Parent and Merger Sub further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws.

(c) Subject to Section 2.2, in the Offer each holder of Company Shares shall be entitled to elect (i) the number of Company Shares which such holder desires to exchange for the right to receive the Cash Price Per Share (a “Cash Election”) and (ii) the number of Company Shares which such holder desires to exchange for the right to receive the Stock Price Per Share (a “Parent Share Election”). Any Cash Election or Parent Share Election shall be referred to herein as an “Election,” and shall be made on a form consistent with that included in the Pending Offer or as agreed by Merger Sub and the Company for that purpose (a “Form of Election”) included as part of the letter of transmittal included in the Offer Documents (the “LT”). Holders of record who hold Company Shares as nominees, trustees or in other representative capacities may submit multiple Forms of Election on behalf of their respective beneficial holders, but only one such Form of Election for each such beneficial holder.

(d) Parent shall provide or cause to be provided to Merger Sub on a timely basis the funds and shares of Parent Common Stock necessary to purchase any Company Shares that Merger Sub becomes obligated to purchase pursuant to the Offer.

(e) Merger Sub shall not terminate the Offer without the prior written consent of the Company, except if this Agreement is terminated pursuant to Article IX. If this Agreement is terminated pursuant to Article IX, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within 24 hours of such termination) terminate the Offer and not acquire any Company Shares pursuant thereto. If this Agreement is terminated pursuant to Article IX prior to the acquisition of Company Shares in the Offer, Merger Sub shall promptly return, and shall cause any depositary acting on behalf of Merger Sub to return promptly, in accordance with applicable Law, all tendered Company Shares to the registered holders thereof.

(f) The Offer Price shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares occurring on or after the date of this Agreement and prior to the payment by Merger Sub for Company Shares validly tendered and not properly withdrawn in connection with the Offer.

(g) No fraction of a share of Parent Common Stock shall be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Average Per Share Price (substituting the Acceptance Time for the Effective Time in the definition thereof). The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

2.2 Proration of Offer Consideration. (a) Each Company Share with respect to which a Cash Election has been effectively made and not revoked, and that is not deemed converted into the right to receive the Stock Price Per Share pursuant to Section 2.2(b) (each a “Cash Election Share”), shall have the right to receive the Cash Price Per Share. Each Company Share with respect to which a Parent Share Election has been effectively made and not revoked, and that is not deemed converted into the right to receive the Cash Price Per Share pursuant to Section 2.2(c) (a “Parent Share Election Share”), shall have the right to receive the Stock Price Per Share. The number of Company Shares to be converted into the right to receive the Stock Price Per Share shall equal 33.8% of the Company Shares validly tendered in the Offer and not withdrawn (the “Share Election Number”). If the aggregate number of Parent Share Election Shares is equal to the Share Election Number, then each such Parent Share Election Share shall be converted into the Stock Price Per Share.

(b) If the aggregate number of Parent Share Election Shares is less than the Share Election Number, then:

(i) each Parent Share Election Share shall be exchanged for the Stock Price Per Share;

(ii) a stock proration factor (the “Stock Proration Factor”) shall be determined by dividing (A) the excess of the Share Election Number over the total number of Parent Share Election Shares by (B) the total number of Cash Election Shares;

(iii) a number of Cash Election Shares of each Company stockholder equal to the product of (A) the Stock Proration Factor and (B) the total number of Cash

Election Shares of such Company stockholder (rounded up to the nearest whole number), shall be exchanged for the Stock Price Per Share (and a Parent Share Election shall be deemed to have been made with respect to such Shares); and

(iv) each Cash Election Share as to which a Parent Share Election is not deemed made pursuant to Section 2.2(b)(iii) shall be exchanged for the Cash Price Per Share.

(c) If the aggregate number of Parent Share Election Shares is greater than the Share Election Number, then:

(i) each Cash Election Share shall be exchanged for the Cash Price Per Share;

(ii) a cash proration factor (the “Cash Proration Factor”) shall be determined by dividing (A) the excess of the Parent Share Election Shares over the Share Election Number by (B) the total number of Parent Share Election Shares;

(iii) a number of Parent Share Election Shares of each Company stockholder equal to the product of (A) the Cash Proration Factor and (B) the total number of Parent Share Election Shares of such Company stockholder (rounded up to the nearest whole number), shall be exchanged for the Cash Price Per Share (and a Cash Election shall be deemed to have been made with respect to such Shares); and

(iv) each Parent Share Election Share as to which a Cash Election is not deemed made pursuant to Section 2.2(c)(iii) shall be exchanged for the Stock Price Per Share.

2.3 Election Procedures; Allocation of Offer Consideration. (a) The Form of Election, the LT and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent or, in the case of Company Shares represented by Book-Entry Shares, upon adherence to the procedures set forth therein) and pursuant to which each holder of Company Shares may make an Election, shall be mailed as part of the LT included in the Offer Documents.

(b) Parent shall make available one or more Forms of Election as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Company Shares prior to the Election Deadline, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(c) Any Election shall be deemed to have been properly made only if the Exchange Agent has actually received a properly completed Form of Election by the Election Deadline. A Form of Election shall be deemed properly completed only if accompanied by (i) one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all certificated Company Shares covered by such Form of Election or (ii) in the case of Book-Entry

Shares, any additional documents specified by the procedures set forth in the Form of Election, together with a duly executed LT included in the Form of Election. Any Form of Election may be revoked or changed by the Person submitting such Form of Election prior to the Election Deadline. In the event any Form of Election is revoked prior to the Election Deadline, the Company Shares represented by such Form of Election shall become Non-Election Shares and Parent shall cause the Certificates, if any, representing the Company Shares to be promptly returned without charge to the Person submitting the Form of Election upon written request to that effect from the holder who submitted the Form of Election, except to the extent (if any) a subsequent election is properly made with respect to any or all of the applicable Company Shares. Subject to the terms of this Agreement and of the Form of Election, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Forms of Election, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Parent, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in a Form of Election.

2.4 Company Consent; Schedule 14D-9. Contemporaneously with the filing of the amendment to Schedule TO, the Company shall file with the SEC an amendment to its Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, including amendments pursuant to this Section 2.4, the “Schedule 14D-9”) containing, subject to Section 4.3(b), the Company Recommendation. The Company hereby consents to the inclusion of the Company Recommendation in the Offer Documents and to the inclusion of a copy of the Schedule 14D-9 with the Offer Documents mailed or furnished to the holders of Company Shares. Except with respect to any amendments filed in connection with a Company Acquisition Proposal or a Company Change of Recommendation, Parent and Merger Sub, and their respective counsel, shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel. The Company agrees to (a) provide Parent, Merger Sub and their counsel with a copy of any written comments (or a description of any oral comments) received by the Company or their counsel from the SEC or its staff with respect to the Schedule 14D-9 promptly after receipt of such comments, (b) consult with Parent and Merger Sub (and give each a reasonable opportunity to review) regarding any such comments prior to responding thereto and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent and its counsel, and (c) provide Parent and Merger Sub with copies of any written comments or responses thereto. The Company shall respond promptly to any comments of the SEC or its staff with respect to the Schedule 14D-9. The Company, Parent and Merger Sub agree to promptly correct any information provided by each for use in the Schedule 14D-9 if and to the extent that such information has become false or misleading in any material respect. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Company Shares, in each case as and to the extent required by applicable federal securities Laws.

2.5 Top-Up Option. (a) Subject to Sections 2.5(b) and 2.5(c), the Company hereby grants to Merger Sub an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to its terms, to purchase from the Company up to the number (but not less than that number) of authorized and unissued Company Shares equal to the lowest number of Company Shares that, when added to the number of Company Shares owned by Parent, Merger Sub or any Subsidiary of Parent at the time of the exercise of the Top-Up Option, constitutes at least one Share more than 90% of the Company Shares (after giving effect to the issuance of Company Shares to be issued upon exercise of the Top-Up Option (such Company Shares to be issued upon exercise of the Top-Up Option, the “Top-Up Shares”)).

(b) The Top-Up Option may be exercised by Merger Sub only once, in whole but not in part, at any time during the two-Business Day period following the Acceptance Time, or if any Subsequent Offering Period is provided, during the two-Business Day period following the expiration date of such Subsequent Offering Period, and only if Merger Sub owns as of such time more than 50% but less than 90% of the Company Shares outstanding; provided that, notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable (i) to the extent the number of Company Shares issuable upon exercise of the Top-Up Option would exceed the number of authorized but unissued and unreserved Company Shares, (ii) if any Order then in effect would prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Shares, (iii) unless Parent or Merger Sub has accepted for payment all Company Shares validly tendered in the Offer and not withdrawn, and (iv) unless immediately after such exercise and the issuance of Company Shares pursuant thereto, Merger Sub would own at least 90% of the outstanding Company Shares (assuming the issuance of the Top-Up Shares). In any event, the Top-Up Option shall terminate upon the earlier to occur of (A) the Effective Time and (B) termination of this Agreement in accordance with Article IX. The aggregate purchase price payable for the Top-Up Shares being purchased by Merger Sub pursuant to the Top-Up Option shall be determined by multiplying the number of such Top-Up Shares by the greater of (i) the closing price of a Company Share on Nasdaq the last trading day prior to the exercise of the Top-Up Option or (ii) the Cash Price Per Share, without interest. Such purchase price may be paid by Merger Sub, at its election, either (1) in cash or (2) by paying in cash an amount equal to not less than the aggregate par value of such Top-Up Shares and by executing and delivering to the Company a promissory note having a principal amount equal to the balance of such purchase price (the “Promissory Note”). Any such Promissory Note shall be full recourse against Parent and Merger Sub, shall bear interest at the rate of 5% per annum, shall mature on the first anniversary of the date of execution and delivery of such Promissory Note and may be prepaid without premium or penalty; provided, however, that upon any Event of Default, all principal and accrued interest thereunder shall immediately become due and payable. Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Merger Sub except to any direct or indirect wholly owned Subsidiary of Parent. Any attempted assignment in violation of this Section 2.5(b) shall be null and void.

(c) In the event Merger Sub wishes to exercise the Top-Up Option, Merger Sub shall deliver to the Company written notice (the “Top-Up Notice”) setting forth (i) the number of Top-Up Shares that Merger Sub intends to purchase pursuant to the Top-Up Option, (ii) the manner in which Merger Sub intends to pay the applicable purchase price, and (iii) the place, date and time at which the closing of the purchase of such Top-Up Shares by Merger Sub is to take place. The Top-Up Notice shall also include an undertaking signed by Parent and Merger Sub that, promptly following such exercise of the Top-Up Option, Merger Sub intends to consummate the Merger in accordance with Section 253 of the DGCL as contemplated by Section 7.2(c). At the closing of the purchase of the Top-Up Shares, Parent and Merger Sub shall cause to be delivered to the Company the consideration required to be delivered in exchange for the Top-Up Shares, and the Company shall cause to be issued to Merger Sub a certificate representing the Top-Up Shares or, at Parent’s or Merger Sub’s request or otherwise if the Company does not then have certificated Company Shares, the applicable number of uncertificated Company Shares represented by book-entry (the “Book-Entry Shares”). The parties shall use their reasonable best efforts to cause the closing of the purchase of the Top-Up Shares to occur on the same day that the Top-Up Notice is deemed received by the Company (provided that such notice is received no later than 10:00 a.m., New York City time on such day), pursuant to Section 10.2, and if not so consummated on such day, as promptly thereafter as possible. The parties further agree to use their reasonable best efforts to cause the Merger to be consummated in accordance with Section 253 of the DGCL as contemplated by Section 7.2(c) as close in time as possible to (including, to the extent possible, on the same day as) the issuance of the Top-Up Shares. Parent, Merger Sub and the Company shall cooperate to ensure that any issuance of the Top-Up Shares is accomplished in a manner consistent with all applicable Laws.

(d) Parent and Merger Sub understand that the Top-Up Shares shall not be registered under the Securities Act and shall be issued in reliance upon an exemption thereunder for transactions not involving a public offering. Each of Parent and Merger Sub represents and warrants to the Company that Merger Sub is, and shall be upon any exercise of the Top-Up Option, an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. Each of Parent and Merger Sub represents, warrants and agrees that the Top-Up Option is being, and the Top-Up Shares shall be, acquired by Merger Sub for the purpose of investment and not with a view to or for resale in connection with any distribution thereof within the meaning of the Securities Act. Any certificates evidencing Top-Up Shares shall include any legends required by applicable securities Laws.

(e) Any dilutive impact on the value of the Company Shares as a result of the issuance of the Top-Up Shares shall be taken into account in any determination of the fair value of any Dissenting Shares pursuant to Section 262 as contemplated by Section 3.9.

2.6 Stockholder Lists. In connection with the Offer, the Company shall cause its transfer agent to furnish Parent and Merger Sub with mailing labels, security position listings and readily available computer files containing the names and addresses of the record holders of the Company Shares as of the most recent practicable date and shall furnish or cause to be furnished to Parent and Merger Sub such information and assistance (including periodic updates of such information) as Parent or Merger Sub or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Company Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Offer Documents, each of Parent and Merger Sub shall hold all information and documents provided to it under this Section 2.6 in confidence in accordance with the Non-Disclosure Agreement, and shall use such information and documents only in connection with the Offer, and, if this Agreement has been terminated by Parent or Merger Sub, shall promptly deliver to the Company all such information and documents (and all copies thereof).

2.7 Directors. (a) Promptly upon the purchase by Merger Sub pursuant to the Offer of such number of Company Shares as would satisfy at least the Minimum Tender Condition, and from time to time thereafter, Merger Sub shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as shall give Merger Sub representation on the Board of Directors of the Company equal to the product of (i) the total number of directors on the Board of Directors of the Company (after giving effect to any increase in the number of directors pursuant to this Section 2.7) and (ii) the percentage that such number of Company Shares so purchased bears to the total number of then-outstanding Company Shares on a fully diluted basis, and the Company shall, upon request by Merger Sub, promptly increase the size of the Board of Directors of the Company or use commercially reasonable efforts to seek the resignations of such number of directors as is necessary to provide Merger Sub with such level of representation and shall use commercially reasonable efforts to cause Merger Sub’s designees to be so elected or appointed. Subject to the applicable requirements of Nasdaq, the Company shall also use commercially reasonable efforts to cause individuals designated by Merger Sub to constitute the same percentage of each committee of the Board of Directors of the Company as the percentage of the entire Board of Directors of the Company represented by individuals designated by Merger Sub. The Company’s obligations to appoint designees to the Board of Directors of the Company shall be subject to Section 14(f) of the Exchange Act. At the request of Merger Sub, the Company shall file with the SEC and mail to the stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Parent and Merger Sub shall supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and Parent and Merger Sub shall be solely responsible for such information. For purposes of this Agreement, such information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder that is filed with the SEC and mailed to stockholders shall be considered part of the Schedule 14D-9.

(b) Notwithstanding the provisions of this Section 2.7, the Company, Parent and Merger Sub shall cause the Board of Directors of the Company to include, at all times prior to the Effective Time, at least three of the members of the Board of Directors of the Company, selected by the members of the Board of Directors of the Company, who were directors of the Company on the date of this Agreement (“Continuing Directors”), each of whom shall be an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and eligible to serve on the Company’s audit committee under the Exchange Act and the applicable requirements of Nasdaq; provided, however, that if at any time prior to the Effective Time there shall be fewer than three Continuing Directors serving as directors of the Company for any reason, then the Board of Directors of the Company shall take all necessary action (including creating a committee of the Board of Directors of the Company) to cause an individual selected by the remaining Continuing Directors (or Continuing Director, if there shall be only one Continuing Director remaining) who satisfies the foregoing independence requirements and who is not an officer, director, stockholder or designee of Parent or any of its Affiliates to be appointed to serve on the Board of Directors of the Company (and such individual shall be deemed to be a Continuing Director for all purposes under this Agreement).

(c) Following the election or appointment of Merger Sub’s designees pursuant to Section 2.7(a) and prior to the Effective Time, any action by the Company with respect to any amendment, supplement, modification or waiver of any term of this Agreement, any termination of this Agreement by the Company, any extension of time for the performance of any of the obligations or other acts of Parent or Merger Sub under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any amendment to the Certificate of Incorporation or Bylaws, any material modification of any Company Stock Plan, any authorization of an agreement between the Company and any of its Affiliates, on the one hand, and Parent, Merger Sub or any of their Affiliates, on the other hand, any exercise of the Company’s rights or remedies under this Agreement and any action to seek to enforce any obligation of Parent or Merger Sub under this Agreement (or any other action by the Board of Directors of the Company with respect to the Transactions if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Company Shares other than Parent or Merger Sub) may only be authorized by, and shall require the authorization of, a majority of the Continuing Directors (or by the Continuing Director should there be only one). For purposes of considering any matter set forth in this Section 2.7(c), the Continuing Directors shall be permitted to meet without the presence of the other directors. The Continuing Directors shall have the authority to retain such counsel (which may include current counsel to the Company) and other advisors at the expense of the Company as determined by the Continuing Directors and shall have the authority to institute any action on behalf of the Company to enforce performance of this Agreement or any of the Company’s rights hereunder. The Company shall indemnify and advance expenses to, and Parent shall cause the Company to indemnify and advance expenses to, the Continuing Directors in connection with their service as directors of the Company prior to the Effective Time to the fullest extent permitted by applicable Law and in accordance with the provisions of Section 7.9 hereof.

(d) In the event that Merger Sub’s designees are elected or appointed to the Board of Directors of the Company pursuant to Section 2.7(a), until the Effective Time, (i) the Board of Directors of the Company shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Board of Directors of the Company that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors shall be so composed; provided, however, if the number of Independent Directors is reduced below the number of directors as may be required by such rules or Laws for any reason, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws to fill such vacancies who shall not be shareholders or Affiliates of Parent or Merger Sub, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

(e) The provisions of this Section 2.7 are in addition to, and shall not limit, any right that Merger Sub, Parent or any Affiliate of Merger Sub or Parent may have (with respect to the election of directors or otherwise) under applicable Law as a holder or beneficial owner of Company Shares.

2.8 Surrender of Certificates.

(a) Exchange Agent. Parent has appointed Wells Fargo Bank, N.A. to act as exchange agent (the “Exchange Agent”) for the Offer.

(b) Parent To Provide Offer Consideration. Promptly following the Acceptance Time, Parent shall deposit with the Exchange Agent, for exchange in accordance with this Article II, (i) the Certificates representing the aggregate number of shares of Parent Common Stock issuable pursuant to Section 2.2 and (ii) cash in an amount sufficient for payment in respect of the aggregate Cash Price Per Share payable pursuant to Section 2.2 and for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 2.1(g) (collectively, the “Exchange Fund”). In the event that the shares and/or cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the cash payments and Parent Common Stock contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated by this Agreement. Except as contemplated by this Section 2.8, the Exchange Fund shall not be used for any other purpose. Amounts of cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the amounts payable to the holders of Company Shares and (ii) such investments shall be in obligations of or guaranteed by the United States or America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to Parent.

(c) Transfers of Ownership. If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent shall direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Offer Price payable to the holder thereof pursuant to Article II.

(e) Required Withholding. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including any withholding provision of the Code and the Treasury Regulations promulgated thereunder). To the extent amounts are deducted or withheld pursuant to this Section 2.8, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts shall be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof shall be provided to the applicable holder of Company Shares. Any purported withholding of Taxes from payments or other deliveries made in accordance with the provisions of this Agreement, the amount of which was forwarded to the relevant Governmental Entity, shall not be deemed a breach of this Agreement and the amount so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, notwithstanding that withholding of Taxes might have not been required.

(f) No Liability. Notwithstanding anything to the contrary in this Section 2.8, none of the Exchange Agent, Parent or any party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

ARTICLE III.

PLAN OF MERGER

3.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall become a wholly owned Subsidiary of Parent. In the event Parent and the Company mutually determine prior to the Effective Time that the Merger would qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations, this Agreement shall be deemed amended without further action of any party hereto or its stockholders to provide that the Merger shall consist of the Company merging with and into the Merger Sub and Merger Sub continuing as the Surviving Corporation, and Exhibit B, Exhibit C and Section 3.7 shall be modified as appropriate.

3.2 Effective Time; Closing Date. The closing of the Merger and the other Transactions (the “Closing”) shall take place at the offices of Jones Day, 222 East 41st Street, New York, New York 10017, at 9:00 a.m. (local time) on the date that is the second Business Day after the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions which by their terms are to be satisfied or waived as of the Closing but subject to the satisfaction or waiver thereof), or at such other time, date or location as the parties hereto shall mutually agree. The date upon which the Closing actually occurs is referred to herein as the “Closing Date.” On or before the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and the DLLCA (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”).

3.3 Effects of the Merger. At the Effective Time, without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Company Shares. Subject to Section 3.4, each Non-Election Share that is outstanding as of the Effective Time (other than Company Shares that will be canceled pursuant to Section 3.3(b), Company Shares that will be converted into shares of Parent Common Stock pursuant to Schedule 6.1 and any Dissenting Shares) shall automatically be converted into the right to receive $6.62 in cash, without interest, and 0.1064 of a share of Parent Common Stock (collectively, the “Merger Consideration”), upon surrender, in the manner provided in Section 3.4, of the certificate that formerly evidenced such Company Share.

(b) Parent-Owned Stock and Stock Held in Treasury. Each Company Share held in the treasury of the Company or owned by Parent or any direct or indirect wholly owned Subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and retired without any conversion or consideration paid in respect thereof and shall cease to exist.

(c) Capital Stock of Merger Sub. Each share or membership interest of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of the Surviving Corporation. Each certificate evidencing ownership of such shares or membership interests of Merger Sub immediately prior to the Effective Time shall, as of the Effective Time, evidence ownership of such shares of the Surviving Corporation.

(d) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any forward or reverse stock split, stock dividend (including any dividend or distribution of securities exercisable or exchangeable for or convertible into Parent Common Stock or Company Shares), stock sale, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to shares of Parent Common Stock or Company Shares occurring on or after the date of this Agreement and prior to the Effective Time.

(e) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued to represent any fractional share interests in Parent Common Stock to be delivered hereunder in exchange for Company Shares, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock that otherwise would be received by such holder) shall, upon surrender by such holder of each Certificate held thereby, receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, equal to the product of (i) such fraction, multiplied by (ii) the Average Per Share Price. The parties hereto acknowledge that payment of the cash consideration in lieu of issuing fractional shares is not separately bargained for consideration, but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities that would otherwise be caused by the issuance of fractional shares.

(f) Non-Election Shares. All Company Shares (other than Company Shares that have been validly tendered in the Offer and not validly withdrawn and with respect to which the Exchange Agent has received an effective, properly and fully completed Form of Election on or before the Expiration Date) (or such other time and date as the Company and Parent may agree) (the “Election Deadline”) shall be deemed to be “Non-Election Shares”; provided, however, that if the Acceptance Time has not occurred prior to the Effective Time, all outstanding Company Shares as of the Effective Time shall be deemed to be “Non-Election Shares.” Notwithstanding any other provision hereof, but subject to Section 3.4, each Company Share that is a Non-Election Share or a Dissenting Share shall by virtue of this Agreement and the Merger be converted into the right to receive the Merger Consideration.

3.4 Surrender of Certificates.

(a) Exchange Agent. Parent has appointed Wells Fargo Bank, N.A. to act as Exchange Agent in the Merger.

(b) Parent to Provide Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent in the Exchange Fund, for exchange in accordance with this Article III, (i) the Certificates representing aggregate shares of Parent Common Stock issuable pursuant to Section 3.3 and (ii) cash in an amount sufficient for payment in respect of the aggregate cash Merger Consideration and for payment in lieu of fractional shares of Parent Common Stock to which holders of Company Shares may be entitled pursuant to Section 3.3(e). In the event that the shares and/or cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder, Parent shall promptly make available to the Exchange Agent the amounts so required to satisfy such payment obligations in full. The Exchange Agent shall deliver the cash payments and Parent Common Stock contemplated to be paid for Company Shares pursuant to this Agreement out of the Exchange Fund as contemplated hereby. Except as contemplated by this Section 3.4, the Exchange Fund shall not be used for any other purpose. Amounts of cash in the Exchange Fund shall be invested by the Exchange Agent as directed by Parent; provided, however, that: (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Company Shares and (ii) such investments shall be in obligations of or guaranteed by the United States or America of any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Corporation or Parent.

(c) Exchange Procedures. As soon as reasonably practicable after the Effective Time (but no later than three Business Days thereafter), Parent shall cause the Exchange Agent to mail to each holder of record of Non-Election Shares as of the Effective Time of one or more certificates (each, a “Certificate”) or uncertificated Company Shares (“Uncertificated Shares”) that immediately prior to the Effective Time represented issued and outstanding Non-Election Shares that were converted into the right to receive Merger

Consideration pursuant to Section 3.3: (i) an LT in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate or Uncertificated Shares shall pass, only upon delivery of the Certificate or the Uncertificated Shares to the Exchange Agent), that shall also be in such form and have such other provisions as Parent and the Company may reasonably specify, and (ii) instructions for use in effecting the surrender of the Certificate or the transfer of Uncertificated Shares in exchange for the Merger Consideration. Upon (x) surrender of Certificates for cancellation to the Exchange Agent or (y) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a Book-Entry Shares, together with such LT, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates or Uncertificated Shares shall be entitled to receive in exchange therefor the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 3.3(e), and the Certificates so surrendered or the Uncertificated Shares so transferred shall forthwith be canceled. Until so surrendered or canceled, outstanding Certificates and Uncertificated Shares shall be deemed from and after the Effective Time to evidence only the right to receive, upon surrender and without interest, the Merger Consideration into which the Company Shares theretofore represented by such Certificates shall have been converted pursuant to Section 3.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(e).

(d) Transfers of Ownership. If shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it shall be a condition of the issuance thereof that the Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent to the extent in accordance with customary practice, the posting by such Person of a bond in such reasonable amount as Parent or the Exchange Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration into which the Company Shares represented by such Certificate immediately prior to the Effective Time shall have been converted pursuant to Section 3.3 and any cash in lieu of fractional shares of Parent Common Stock payable to the holder thereof pursuant to Section 3.3(e).

(f) Required Withholding. Each of the Exchange Agent and Parent shall be entitled to deduct and withhold from any consideration, or other amounts, payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Shares or any other Person such amounts as are required to be deducted or withheld therefrom under any applicable Law (including any withholding provision of the Code and the Treasury Regulations promulgated thereunder). To the extent amounts are deducted or withheld pursuant to this Section 3.4, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid and such amounts shall be remitted to the applicable Governmental Entity in accordance with applicable Law and notice thereof shall be provided to the applicable holder of Company Shares. Any purported withholding of Taxes from payments or other deliveries made in accordance with the provisions of this Agreement, the amount of which was forwarded to the relevant Governmental Entity, shall not be deemed a breach of this Agreement and the amount so withheld shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid, notwithstanding that withholding of Taxes might have not been required. Any holder or former holder of Company Shares or Company Stock Options that instructed Parent or the Exchange Agent to sell any part of the shares of Parent Common Stock due to such holder shall have no claim against Parent or the Exchange Agent and/or their officers or directors with respect to such sale, including the timing of such sale, the price received for the sold shares or the transaction costs.

(g) Termination of Exchange Fund. Promptly following the date that is one year after the Closing Date, the Surviving Corporation shall be entitled to require the Exchange Agent to deliver to Parent any portion of the Exchange Fund which has not been disbursed to holders of Company Shares (including all interest and other income received by the Exchange Agent in respect of the Exchange Fund), and thereafter each holder of a Company Share may surrender or transfer, as applicable, such Company Share to Parent or the Surviving Corporation and (subject to abandoned property, escheat and other similar Laws) receive in consideration therefor the Merger Consideration into which such Company Shares shall have been converted pursuant to Section 3.3 and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(e), in each case without interest, but such holder shall have no greater rights against Parent or the Surviving Corporation than may be accorded to general creditors of Parent or the Surviving Corporation under applicable Law.

(h) No Liability. Notwithstanding anything to the contrary in this Section 3.4, none of the Exchange Agent, Parent or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

3.5 Company’s Transfer Books Closed; No Further Ownership Rights in Company Shares. At the Effective Time: (a) the share transfer books of the Company shall be deemed closed, and no transfer of any Company Shares or certificates with respect thereto shall thereafter be made or consummated and (b) all holders of Company Shares shall cease to have any rights as stockholders of the Company except for any right to receive the Merger Consideration and cash in lieu of fractional shares of Parent Common Stock pursuant to Section 3.3(e). The Merger Consideration issued in accordance with the terms hereof (including any cash paid in lieu of fractional Shares of Parent Common Stock pursuant to Section 3.3(e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares.

3.6 Stock Options; SARs; Restricted Stock.

(a) Stock Options.

(i) As soon as reasonably practicable after the date of this Agreement, the Company will take (or will cause to be taken) all actions necessary (including providing such notices, adopting such amendments to the Company Stock Plans and, taking such other actions as are reasonably requested by Parent) such that:

(A) All outstanding options or rights to acquire Company Shares (each, a “Company Stock Option”) under the S1 Corporation 1997 Stock Option Plan (the “1997 Plan”) and the Security First Technologies Corporation 1998 Directors’ Stock Option Plan (the “1998 Plan”), if elected by the holder, will be exercised effective as of immediately prior to the Effective Time, with the effect that the Company Shares issuable upon exercise will be deemed for all purposes to be issued and outstanding immediately prior to the Effective Time and will have the right to receive the Merger Consideration.

(B) Without limiting the generality or effect of the preceding paragraph (A), the holders of all Company Stock Options under the 1997 Plan and the 1998 Plan will be notified that such Company Stock Options may be exercised at any time during the period that commences on the date of this Agreement and ends on the day before the Effective Time (the “Exercise Period”), provided that (A) any such exercise, to the extent that it relates to a Company Stock Option that would become exercisable only at the Effective Time, will be contingent until, and will become effective only upon, the occurrence of the Effective Time and (B) no Company Stock Option may be exercised after the Exercise Period.

The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on all documents evidencing the matters set forth in this Section 3.6 prior to finalizing the same and/or providing copies to Company employees, and the Company and Parent shall act in good faith to mutually agree on all reasonable additions, deletions or changes suggested by Parent and its counsel to the extent practicable taking into account any applicable deadlines.

(ii) Each outstanding Company Stock Option under the 1997 Plan or the 1998 Plan that is not exercised before the end of the Exercise Period, and any other Company Stock Option that is outstanding as of immediately before the Effective Time, shall be terminated and canceled at the Effective Time, and the holder of each Company Stock Option under the 2003 Plan and each Company Stock Option that shall have vested as of or prior to the Effective Time pursuant to the terms of the applicable Company Stock Plan and/or related award agreement will, subject to any required Tax withholding, be entitled to receive an amount in cash equal to the product of (1) the excess, if any, of (A) the Blended Value over (B) the exercise price per Company Share subject to such Company Stock Option and (2) the total number of Company Shares subject to such Company Stock Option as in effect immediately prior to the Effective Time (the “Option Consideration”); provided, however, that if the Option Consideration is zero or a negative number as of the Effective Time, such Company Stock Option shall be canceled and no amount shall be paid in respect thereof. Parent shall pay or cause to be paid the Option Consideration to the holders of the Company Stock Options in a lump sum as soon as practicable after the Effective Time but in no event later than five Business Days following the Effective Time.

(b) SARs. At the Effective Time, each stock appreciation right granted under the applicable Company Stock Plan (the “SARs”) shall be canceled at the Effective Time, and the holder of each Unit that shall have vested as of or prior to the Effective Time pursuant to the applicable Company Stock Plan will, subject to any required Tax withholding, be entitled to receive an amount in cash equal to the product of (i) the excess, if any, of (A) the Blended Value over (B) the exercise price per share of the Company Shares, if any, subject to such Units and (ii) the total number of Company Shares, if any, subject to such Units as in effect immediately prior to the Effective Time (the “SARs Consideration”). Parent shall pay or cause to be paid the applicable SARs Consideration to the holders of the SARs in a lump sum as soon as practicable after the Effective Time but in no event later than five Business Days following the Effective Time.

(c) Restricted Stock and Restricted Units. Except as set forth in Schedule 6.1 of the Company Disclosure Schedule, at the Effective Time, each outstanding restricted Company Share, restricted stock unit and restricted cash unit that shall have vested as of or prior to the Effective Time pursuant to the applicable Company Stock Plan shall be treated as an outstanding fully vested Company Share and shall have the right to receive the Merger Consideration.

(d) Board Resolutions. At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of this Section 3.6 including all necessary action to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation shall be required to deliver Company Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Stock Options, and all Company Stock Plans or other Company Employee Plans conferring any rights to Company Shares or other capital stock of the Company shall be deemed to be amended to be in conformity with this Section 3.6.

3.7 Certificate of Incorporation, By-Laws and Directors and Officers of the Surviving Corporation.

(a) Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended by virtue of the Merger in the form set forth on Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by applicable Law and such certificate of incorporation.

(b) At the Effective Time, the by-laws of the Surviving Company shall be in the form set forth on Exhibit C and shall be the by-laws of the Surviving Corporation until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such by-laws.

(c) Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of the Company immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation until their respective successors are duly appointed.

3.8 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the Transactions, the officers and directors of either the Surviving Corporation or Parent may take any and all such lawful and necessary action.

3.9 Appraisal Rights/Dissenting Shares. (a) Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, all Non-Election Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders of the Company who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded properly in writing appraisal for such Company Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Shares held by stockholders of the Company who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares under Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Article III, of the Certificate or Certificates that formerly evidenced such Company Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands and any other similar instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

(c) At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by the Company with the SEC since December 31, 2009 (the “Company SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 4.1, 4.3, 4.4(a), 4.7, 4.18 or 4.20, or (b) the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub as follows:

4.1 Organization, Standing and Power. Each of the Company and each Significant Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. The Company and each Significant Company Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on the Company. The Company has made available to Parent true and complete copies of its certificate of incorporation and by-laws as amended through the date of this Agreement (together, the “Company Charter Documents”) and the comparable charter and organizational documents of each Significant Company Subsidiary, in each case as amended through the date of this Agreement.

4.2 Company Subsidiaries. (a) All the outstanding shares of capital stock of each Subsidiary of the Company have been validly issued and are fully paid and nonassessable and, except as set forth in the Company Disclosure Schedule, are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”) other than Permitted Liens.

(b) Except for its interests in the Company’s wholly owned Subsidiaries and except for the ownership interests set forth in the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

4.3 Authority; Execution and Delivery; Enforceability. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by the Company of this Agreement and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, in the case of the Merger, only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter, to the extent required by applicable Law (the “Company Stockholder Approval”). The Company has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of the Company, at a meeting duly called and held in compliance with the requirements of the DGCL, has (i) determined that the Transactions are fair to, and in the best interests of, the Company and its stockholders, and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation shall be unable to fulfill the obligations of the Company to its creditors existing as of immediately prior to the Effective Time; (ii) adopted and approved this Agreement and approved the Transactions; (iii) determined to recommend that the stockholders of the Company accept the Offer and tender their Company Shares to Merger Sub in the Offer and, to the extent required by applicable Law, adopt this Agreement and approve the Transactions (the “Company Recommendation”); and (iv) adopted a resolution having the effect of causing the Company not to be subject to any restriction set forth in any state takeover law or similar Law, including Section 203 of the DGCL, that would otherwise apply to the Transactions.

4.4 Capital Structure. (a) The authorized share capital of the Company consists of 350,000,000 Company Shares and 25,000,000 shares of preferred stock, $0.01 par value (“Company Preferred Stock”). At the close of business on September 29, 2011 (the “Measurement Date”), (i) 54,983,593 Company Shares and no shares of Company Preferred Stock were issued and outstanding, (ii) no Company Shares and Company Preferred Stock were held by the Company in its treasury, and (iii) 6,402,815 Company Shares were reserved for issuance under Company Employee Plans, of which 4,283,545 were subject to outstanding options or the grant of rights to purchase Company Shares, 805,241 were restricted Company Shares and 1,314,029 Company Shares were available for future option or restricted share grants. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding Company Shares are, and all such shares that may be issued prior to the Effective Time shall be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter Documents or any Contract to which the Company is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Shares may vote (“Voting Company Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, the Company or of any of its Subsidiaries or any Voting Company Debt or (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

(b) The Company Disclosure Schedule sets forth the following information with respect to each Company Stock Option or restricted Company Share as of the Measurement Date: (i) the name of the grantee; (ii) the particular plan, if applicable, pursuant to which such award was granted, (iii) the number of Company Shares subject to such award; (iv) the exercise price, if any, of such award; (v) the date on which such award was granted; (vi) the applicable vesting schedule, including the vesting commencement date and any accelerated vesting provisions; and (vii) the date on which such award expires. The Company has made available to Parent accurate and complete copies of all equity plans pursuant to which the Company has granted such awards that are currently outstanding and the form of all equity award agreements evidencing such awards. All Company Shares subject to issuance as aforesaid have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, shall be validly issued, fully paid and nonassessable. Except as set forth on Schedule 6.1 of the Company Disclosure Schedule, effective as of the Effective Time, each outstanding award of restricted Company Shares then outstanding shall become fully vested and all restrictions therein shall lapse. All outstanding Company Shares, all outstanding Company Stock Options, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued and granted (A) in compliance with all applicable securities laws and other applicable Laws and (B) in material compliance with all applicable requirements set forth in the Company Employee Plans.

4.5 No Conflicts; Consents. (a) The execution and delivery by the Company of this Agreement does not, and the consummation of the Transactions shall not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i)(A) the Company Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of the Company, (ii) any Company Material Contract (as defined herein) or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Law applicable to the Company or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not and the consummation of the Transactions do not, and the performance of this Agreement and the Transactions by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities Laws (“Blue Sky Laws”), the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the required approvals of this Agreement by the Company’s stockholders pursuant to the DGCL, the filing of the appropriate merger documents as required by the DGCL or the DLLCA, and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Company.

4.6 SEC Documents; Undisclosed Liabilities. (a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC since December 31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.

(b) As of its respective date, each Company SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document filed with the SEC has been revised or superseded by a later filed Company SEC Document, none of the Company SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Company included in the Company SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Company SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on the Company.

(d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the Company’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that the Company’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of the Company’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(e) The “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) utilized by the Company are reasonably designed to ensure that all information (both financial and non–financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports.

4.7 Absence of Certain Changes or Events. Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

4.8 Material Contracts. (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, the Company Disclosure Schedule sets forth a true and correct list of:

(i) each Contract to which the Company or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of the Company or any of its Subsidiaries to acquire or dispose of the securities of another Person or (C) expressly imposes any material restriction on the right or ability of the Company or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or

(ii) each Contract to which the Company or any of its Subsidiaries is a party to or bound that was entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, Parent or its Subsidiaries (other than the Company or its Subsidiaries) in any materially adverse respect (whether before or after the Effective Time).

Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Company Material Contracts”.

(b) A true and correct copy of each Company Material Contract has previously been made available to Parent and each such Contract is a valid and binding agreement of the Company or its Subsidiary party thereto and, to the Knowledge of the Company, any counterparty thereto, and is in full force and effect, and none of the Company or its Subsidiaries nor, to the Knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such Company Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on the Company.

4.9 Intellectual Property. (a) To the Knowledge of the Company, the Company and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of the Company and its Subsidiaries. The Company Intellectual Property is, to the Knowledge of the Company, valid, subsisting and enforceable and none of such Company Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of the Company as currently conducted. All application and maintenance fees for such Company Intellectual Property for which the Company has applied for or received registration from any Governmental Entity have been paid in full and are current.

(b) To the Knowledge of the Company, the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person (“Third Party Intellectual Property”). Section 4.9(b) of the Company Disclosure Schedule sets forth a list of all suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof. Neither the Company nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Company Intellectual Property. To the Knowledge of the Company, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Company Intellectual Property.

(c) The Company and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of the Company and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, the Company or any of its Subsidiaries has entered into a valid and enforceable written agreement or the Company and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of the Company or its Subsidiary and assigns to the Company or its applicable Subsidiary all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with the Company or the applicable Subsidiary of the Company. To the Knowledge of the Company, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(d) The Company and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Company Software Products. Except as set forth on Section 4.9(d) of the Company Disclosure Schedule or otherwise in the ordinary course of their respective businesses, neither the Company nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Company Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of the Company or one of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Company Software Products, to any other Person. Immediately following the Effective Time, the Surviving Corporation shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Company Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to the Company prior to the Effective Time. Neither this Agreement nor the consummation of the Transactions shall result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.

(f) The Company and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by the Company or its Subsidiaries (the “Company Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to the Company’s Knowledge, no material unauthorized intrusions or breaches of the security of the Company Systems and (ii) no material failures or interruptions in the Company Systems for the two years prior to the date hereof. All Company Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted.

(g) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by the Company or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, the Company and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of the Company or its Subsidiaries or compliance by the Company or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by the Company shall comply in all material respects with the Company’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).

(h) Except as set forth on Section 4.9(h) of the Company Disclosure Schedule, no government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Company Intellectual Property. To the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Company Intellectual Property, has performed services for the government, any university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its Subsidiaries.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, (i) there are no defects in any of the Company Software Products that would prevent the same from performing substantially in accordance with its user specifications and (ii) all Company Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.

(j) To the Knowledge of the Company, in no case does the Company’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Company Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Company Software Products or Intellectual Property without charge.

(k) During the preceding two years, neither the Company nor any of its Subsidiaries has received any warranty or indemnity claims related to the Company Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two years, neither the Company nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Company Software Products for amounts in excess of $500,000 over the Company’s accounting reserves under GAAP, with respect to any specific customer.

(l) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and its Subsidiaries are not, nor shall they be as a result of the execution and delivery of this Agreement or the performance of the obligations of the Company under this Agreement, in breach of any license, sublicense or other agreement relating to Third Party Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by the Company shall not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of the Company’s or its Subsidiaries’ rights to any Third Party Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Third Party Intellectual Property.

4.10 Certain Business Practices. Neither the Company nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.

4.11 Takeover Laws. The Company is not a party to any rights plan or “poison pill.” Assuming the accuracy of the representations of Parent in Section 5.11, (i) no “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to this Agreement or the Transactions and (ii) the approvals of the Board of Directors of the Company referred to in Section 4.3(b) constitute approvals of the Transactions under the provisions of Section 203 of the DGCL such that Section 203 does not apply to this Agreement and the Transactions and such that no stockholder of the Company immediately prior to the Effective Time shall become an “interested stockholder” of Parent for purposes of Section 203 following the Effective Time or the purchase of Company Shares pursuant to the Offer as a result of the Transactions.

4.12 Taxes. (a) Each of the Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Company and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by the Company or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by the Company or any of its Subsidiaries, and (iii) the keeping of books and records, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(b) The most recent financial statements contained in the Company SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver has not had and would not reasonably be expected to have a Material Adverse Effect on the Company. There is no audit, proceeding or investigation now pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax or Tax asset and neither the Company nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is bound by any agreement with respect to Taxes.

(d) Neither the Company nor any of its Subsidiaries has entered into or has been a “material advisor” with respect to any transactions that are or would be part of any “reportable transaction” or that could give rise to any list maintenance obligation under Sections 6011, 6111, or 6112 of the Code (or any similar provision under any state or local Law) or the regulations thereunder.

4.13 Benefit Plans. From the date of the most recent audited financial statements included in the Company SEC Documents filed with the SEC prior to the date of this Agreement and other than as set forth on the Company Disclosure Schedule, there has not been any adoption or amendment in any material respect by the Company or any of its Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, change in control, retention, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries (collectively, with the Company Pension Plans, any Company “employee welfare benefit plans” (as defined in Section 3(1) of ERISA), the Company International Employee Plans and the Company Employment Agreements, the “Company Employee Plans”), excluding standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000. As of the date of this Agreement, other than as set forth on the Company Disclosure Schedule, there are no employment, consulting, severance or termination agreements or arrangements (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits to employees with a value of less than $100,000) between the Company or any of its Subsidiaries and any current or former employee, executive officer or director of the Company or any of its Subsidiaries (collectively, the “Company Employment Agreements”), nor does the Company or any of its Subsidiaries have any general severance plan or policy. For purposes of this Agreement, “Company International Employee Plan” shall mean each Company Employee Plan and each government-mandated plan or program that has been adopted or maintained by Company or any Company ERISA Affiliate, whether informally or formally, or with respect to which Company or any Company ERISA Affiliate shall or may have any liability, for the benefit of Company Employees who perform services outside the United States.

4.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters. (a) The Company Disclosure Schedule contains a true and complete list of all “employee pension benefit plans” (as defined in Section 3(2) of ERISA) (“Company Pension Plans”), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) and all other material Company Employee Plans (other than standard employment agreements or offer letters entered into in the ordinary course of business consistent with past practice with employees outside the United States in accordance with local Law and offer letters, severance or employment agreements that have been entered into in the ordinary course of business or that provide for severance or change in control benefits with a value of less than $100,000) maintained, or contributed to, by the Company or any of its Subsidiaries or any entity that would be treated as a “single employer” with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code (“Company ERISA Affiliate”) for the benefit of any current or former employees, consultants, officers or directors of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries could have any direct or contingent liability. Each Company Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on the Company. No proceeding has been threatened, asserted, instituted or, to the Knowledge of the Company, is anticipated against any of the Company Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Company Employee Plans that would reasonably be expected to have a Material Adverse Effect on the Company.

(b) All Company Pension Plans (other than a Company International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Company Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened, nor has any such Company Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) No Company Pension Plan (other than a Company International Employee Plan), had, as of the respective last annual valuation date for each such Company Pension Plan, an “unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to the Company. None of the Company Pension Plans (other than a Company International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of the Company, any of its Subsidiaries, any officer of the

Company or any of its Subsidiaries or any of the Company Employee Plans which are subject to ERISA, including the Company Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any of its Subsidiaries or any officer or fiduciary of the Company or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Company Employee Plans (other than a Company International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Company Employee Plan during the last five years. Neither the Company nor any Company ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Company Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Company International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Company Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Company Pension Plan subject to Title IV of ERISA and, to the Knowledge of the Company, no condition exists that presents a risk that such proceedings shall be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(d) With respect to any Company Employee Plan that is an employee welfare benefit plan, (i) no such Company Employee Plan (other than a Company International Employee Plan) is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Company Employee Plan (other than a Company International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Company Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Company Employee Plan (other than a Company International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of the Company or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(e) Except as set forth in the Company Disclosure Schedule, (i) the consummation of any of the Transactions alone, or in combination with any other event, shall not give rise to any liability under any Company Employee Plan, including liability for severance pay, unemployment compensation, termination pay or withdrawal liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any employee, officer, director, independent contractor, stockholder or other service provider of the Company or any of its Subsidiaries (whether current, former or retired) or their beneficiaries and (ii) any amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of any of the Transactions by any employee, officer, director or independent contractor of the Company or any of its Affiliates who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(f) Each Company International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Company International Employee Plan. Furthermore, no Company International Employee Plan has unfunded liabilities, that as of the Effective Time shall not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company from terminating or amending any Company International Employee Plan at any time for any reason without liability to the Company or its Company ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

(g) The Company has provided or made available to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan, other than legally-mandated plans, programs and arrangements and each Company Employment Agreement including all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iv) if Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (v) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; and (vi) all current IRS determination, opinion, notification and advisory letters, and all applications and correspondence to or from the IRS or the DOL with respect to any such outstanding application.

4.15 Labor and Employment Matters. Neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of the Company or any of its Subsidiaries. Except as set forth in the Company Disclosure Schedule, (i) no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of the Company, is anticipated with respect to any employee of the Company or any of its Subsidiaries, (ii) there are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of the Company, anticipated with respect to any employee of the Company or any of its Subsidiaries, (iii) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act, and (iv) the Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.

4.16 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company, nor is there any material judgment, order or decree outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on the Company.

4.17 Compliance with Applicable Laws. To the Knowledge of the Company, the Company and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

4.18 Brokers. No broker, investment banker, financial advisor or other Person, other than Raymond James & Associates, Inc., the fees and expenses of which shall be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

4.19 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Raymond James & Associates, Inc. substantially to the effect that, as of the date of such opinion and subject to the limitations and assumptions set forth therein, (i) the Offer Price to be paid to the holders of Company Shares (except for Parent and its Affiliates) in the Offer and (ii) the Merger Consideration to be paid to the holders of Company Shares (except for Parent and its Affiliates) in the Merger are fair, from a financial point of view, to such holders. The Company shall, promptly following receipt of said opinion in written form, furnish an accurate and complete copy of said opinion to Parent for informational purposes only.

4.20 Vote Required. To the extent required by applicable Law, the only vote of the holders of any class or series of capital stock of the Company necessary or required in order to adopt this Agreement or approve the Transactions is the Company Stockholder Approval.

4.21 Related Party Transactions. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company, no Related Person of the Company (i) has any right or other interest in any property used in, or pertaining to, the Company’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with the Company; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of the Company or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which the Company is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to the Company or any of its Subsidiaries nor does the

Company or any of its Subsidiaries owe any amount to, or has the Company or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of the Company; and (vi) has any claim or cause of action against the Company or any of its Subsidiaries. The Company is not a guarantor or indemnitor of any material indebtedness of any Related Person of the Company.

4.22 Insurance. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, each insurance policy of the Company or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither the Company nor any of the Company’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

4.23 Environmental Matters. Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(a) the Company and its Subsidiaries are now, and have been during the five (5) years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of the Company and its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written communication from a Person that alleges that the Company or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries;

(c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries; and

(d) neither the Company nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of the Company, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against the Company or any of its Subsidiaries.

4.24 Proxy Statement/Prospectus; Schedule 14D-9; Registration Statement. (a) None of the Proxy Statement/Prospectus or the Schedule 14D-9 will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to information supplied by or on behalf of Parent or Merger Sub or any Affiliate of Parent or Merger Sub. The Proxy Statement/Prospectus and the Schedule 14D-9 will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Company

Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(b) None of the information supplied by or on behalf of the Company for inclusion in the Registration Statement will, at the time such document is filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and at the time the Registration Statement is mailed to the holders of Company Shares and at the time of any Company Stockholder Meeting, the Acceptance Time or the Effective Time, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.25 No Additional Representations and Warranties. The Company acknowledges that neither Parent nor Merger Sub makes any representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by Parent or Merger Sub to the Company in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that neither Parent nor Merger Sub makes any representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to the Company (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of Parent or its Subsidiaries or (b) the future business and operations of Parent or its Subsidiaries.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in (a) the reports, schedules, forms, statements and other documents filed or furnished by Parent with the SEC since December 31, 2009 (the “Parent SEC Documents”) filed on or prior to the date five days prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or similar statements included in such Parent SEC Documents that are predictive, forward-looking or primarily cautionary in nature); provided that this clause (a) shall not qualify Sections 5.1, 5.3, 5.4(a), 5.7, 5.18, 5.19 or 5.20, or (b) the Parent Disclosure Schedule, Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

5.1 Organization, Standing and Power. Each of Parent and Merger Sub and each Significant Parent Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction in which it is organized and has full corporate power and authority to conduct its businesses as presently conducted. Parent and Merger Sub and each Significant Parent Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary and the failure to so qualify has had or would reasonably be expected to have a Material Adverse Effect on Parent. Parent has made available to the Company true and complete copies of the certificate of incorporation of Parent, as amended through the date of this Agreement (as so amended, the “Parent Certificate”), and the By-laws of Parent, as amended through the date of this Agreement (together with the Parent Certificate, the “Parent Charter Documents”) and the certificate of formation and limited liability company agreement of Merger Sub, as amended through the date of this Agreement. Merger Sub is a wholly owned indirect Subsidiary of Parent.

5.2 Parent Subsidiaries. (a) All the outstanding shares of capital stock of Merger Sub and each other Subsidiary of Parent have been validly issued and are fully paid and nonassessable and, except as set forth in the Section 5.2 of the Parent Disclosure Schedule, are owned by Parent, by another Subsidiary of Parent or by Parent and another Subsidiary of Parent, free and clear of all Liens other than Permitted Liens.

(b) Except for its interests in Parent’s wholly owned Subsidiaries and except for the ownership interests set forth in Section 5.2 of the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

(c) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations other than the Transactions, the execution of this Agreement, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

5.3 Authority; Execution and Delivery; Enforceability. (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions: (i) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and (ii) do not require the approval of Parent’s stockholders. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The Board of Directors of Parent, at a meeting duly called and held in compliance with the DGCL, has: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Parent and its stockholders and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation shall be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; and (ii) adopted and approved this Agreement and approved the Transactions.

(c) The Board of Directors of Merger Sub has by unanimous written consent: (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, Merger Sub and its stockholder and that, considering the financial position of the merging companies, no reasonable concern exists that the Surviving Corporation will be unable to fulfill the obligations of Merger Sub to its creditors existing as of immediately prior to the Effective Time; and (ii) adopted and approved this Agreement and approved the Transactions. Parent, as sole stockholder of Merger Sub, has approved this Agreement.

5.4 Capital Structure. (a) The authorized share capital of Parent consists of 70,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock (“Parent Preferred Stock”). At the close of business on the Measurement Date, (i) 33,503,529 shares of Parent Common Stock were issued and outstanding, (ii) no Parent Preferred Stock was issued and outstanding, (iii) 7,317,987 shares of Parent Common Stock were held in the Treasury of Parent, (iv) 1,591,574 shares of Parent Common Stock were reserved for future issuance pursuant to options to purchase Parent Common Stock (“Parent Stock Options”) and (v) 2,854,070 common stock warrants were issued and outstanding. Except as set forth above, at the close of business on the Measurement Date, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Common Stock are, and all such shares that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter Documents or any Contract to which Parent is a party or otherwise bound. There are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares of Parent Common Stock may vote (“Voting Parent Debt”). Except as set forth above, as of the date of this Agreement, there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or any of its Subsidiaries is a party or by which any of them is bound (i) obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or of any of its Subsidiaries or any Voting Parent Debt or (ii) obligating Parent or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries.

(b) Parent has made available to the Company accurate and complete copies of all equity plans pursuant to which Parent has granted any awards that are currently outstanding and the form of all equity award agreements. All shares of Parent Common Stock subject to issuance with respect to any award have been duly authorized and, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be validly issued, fully paid and nonassessable. All outstanding shares of Parent Common Stock, all outstanding Parent Stock Options, and all outstanding shares of capital stock of each Subsidiary of Parent have been issued and granted (i) in compliance with all applicable securities laws and other applicable Laws and (ii) in material compliance with all applicable requirements set forth in the Parent Employee Plans.

(c) The authorized capital stock of Merger Sub consists of one unit of membership interests, defined as common stock, which has been validly issued, is fully paid and nonassessable and is owned by Parent free and clear of any Lien.

5.5 No Conflicts; Consents. (a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the consummation of any of the Transactions will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancelation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of (i)(A) the Parent Charter Documents or (B) the comparable charter or organizational documents of any Subsidiary of Parent, (ii) any Contract to which Parent or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 5.5(b), any material Law applicable to Parent or any of its Subsidiaries or their respective properties or assets other than, in the case of clauses (i)(B), (ii) or (iii) above, any such items that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation of the Transactions do not, and the performance of this Agreement and the Transactions by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any third party, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act, the requirements of any Governmental Entity under applicable competition, antitrust or non-United States investment Laws, the rules and regulations of Nasdaq, the filing of the Certificate of Merger in accordance with Section 264 of the DGCL and Section 18-209 of the DLLCA and such other filings, notices, permits, authorizations, consents or approvals as may be required by reason of the status of Parent, Merger Sub or their Affiliates, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Parent.

5.6 SEC Documents; Undisclosed Liabilities. (a) Parent has filed all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC since December 31, 2009 pursuant to Sections 13(a) and 15(d) of the Exchange Act.

(b) As of its respective date, each Parent SEC Document filed with the SEC complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document filed with the SEC has been revised or superseded by a later filed Parent SEC Document, none of the Parent SEC Documents filed with the SEC contained any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in the Parent SEC Documents filed with the SEC comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(c) Except (i) as reflected or reserved against in the balance sheet (or the notes thereto) as of December 31, 2010 included in the Parent SEC Documents, (ii) as permitted or contemplated by this Agreement, (iii) for liabilities and obligations incurred since December 31, 2010 in the ordinary course of business, and (iv) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and its consolidated Subsidiaries (or in the notes thereto), other than those that would not reasonably be expected to have a Material Adverse Effect on Parent.

(d) Parent maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Parent’s and its Subsidiaries’ assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Parent’s and its Subsidiaries’ receipts and expenditures are being made only in accordance with authorizations of Parent’s management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Parent’s and its Subsidiaries’ assets that could have a material effect on Parent’s financial statements.

(e) The “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) utilized by Parent are reasonably designed to ensure that all information (both financial and non–financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Parent, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Parent to make the certifications required under the Exchange Act with respect to such reports.

5.7 Absence of Certain Changes or Events. Since December 31, 2010 until the date of this Agreement, there has not been any event, change, effect or development that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

5.8 Material Contracts. (a) Other than the Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, each of which was filed in an unredacted form, except as set forth in Section 5.8(a) of the Parent Disclosure Schedule, there are no:

(i) Contracts to which Parent or any of its Subsidiaries is a party to or bound that (A) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to compete with any other Person, (B) contains any right of first refusal, right of first offer or similar term that materially restricts the right or ability of Parent or any of its Subsidiaries to acquire or dispose of the securities of another Person; or (C) expressly imposes any material restriction on the right or ability of Parent or any of its Subsidiaries to engage or compete in any line of business or in any geographic area or that contains exclusivity or non-solicitation provisions (excluding customary employee non-solicitation provisions with customers and partners); or

(ii) Contracts to which Parent or any of its Subsidiaries is a party to or bound that were entered into not in the ordinary course of business and would purport to bind, or purport to be applicable to the conduct of, the Company or its Subsidiaries in any materially adverse respect (whether before or after the Effective Time).

Contracts, including amendments thereto, required to be filed as an exhibit to any report of Parent filed pursuant to the Exchange Act of the type described in Item 601(b)(10) of Regulation S-K promulgated by the SEC, together with any Contracts of the type described in clauses (i) and (ii) above, are referred to herein as “Parent Material Contracts”.

(b) Each Parent Material Contract is a valid and binding agreement of Parent or its Subsidiary party thereto and, to the Knowledge of Parent, any counterparty thereto, and is in full force and effect, and none of Parent or its Subsidiaries nor, to the Knowledge of Parent, any other party thereto is in default or breach in any respect under the terms of any such Parent Material Contract, except for such default or breach as would not reasonably be expected to have a Material Adverse Effect on Parent.

5.9 Intellectual Property. (a) To the Knowledge of Parent, Parent and its Subsidiaries exclusively own or possess all right, title and interest in and to, or have the rights to use pursuant to a valid, binding and enforceable license agreement, all Intellectual Property necessary to conduct the business of Parent and its Subsidiaries. The Parent Intellectual Property is, to the Knowledge of Parent, valid, subsisting and enforceable and none of such Parent Intellectual Property has been misused, withdrawn, canceled or abandoned except as would not adversely affect the operations of Parent as currently conducted. All application and maintenance fees for such Parent Intellectual Property for which Parent has applied for or received registration from any Governmental Entity have been paid in full and are current.

(b) To the Knowledge of Parent, the operation of the business of Parent and its Subsidiaries as currently conducted and as currently proposed to be conducted does not infringe, misappropriate, dilute or otherwise violate or conflict with the Intellectual Property of any other Person, and there are no suits, actions, proceedings or litigation alleging any of the foregoing that are pending or that have been threatened in writing within two years prior to the date hereof. Neither Parent nor any of its Subsidiaries has received any written notice of any claims or assertions, contesting the ownership, use, validity or enforceability of any Parent

Intellectual Property. To the Knowledge of Parent, no Person has been engaged, is engaging or is proposed to engage in any activity or use of any Intellectual Property that infringes, misappropriates, dilutes or otherwise violates or conflicts with the Parent Intellectual Property.

(c) Parent and its Subsidiaries have implemented reasonable measures to maintain and protect the secrecy, confidentiality and value of any trade secrets and other confidential information related to the business of Parent and its Subsidiaries. Each current and former employee and independent contractor of, and consultant to, Parent or any of its Subsidiaries has entered into a valid and enforceable written agreement or Parent and its Subsidiaries otherwise has rights enforceable under applicable Law pursuant to which such employee, independent contractor or consultant agrees or is required to maintain the confidentiality of the confidential information of Parent or its Subsidiary and assigns to Parent or the applicable Subsidiary of Parent all rights, title and interest in Intellectual Property authored, developed or otherwise created by such employee, independent contractor or consultant in the course of their employment or other relationship with Parent or its applicable Subsidiary. To the Knowledge of Parent, no employee and no independent contractor or consultant or other third party to any such agreement is in breach thereof.

(d) Parent and its Subsidiaries have implemented commercially reasonable measures to protect and limit access to the source code for the Parent Software Products. Except in the ordinary course of their respective businesses, neither Parent nor any of its Subsidiaries has disclosed, delivered, licensed or otherwise made available, and does not have a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for any Parent Software Products to any Person who was not, as of the date of disclosure or delivery, an employee or contractor of Parent or one of its Subsidiaries.

(e) Neither Parent nor any of its Subsidiaries has granted, nor agreed or committed to grant, nor given an option to obtain, ownership of or any exclusive license with respect to any Intellectual Property, including any Parent Software Products, to any other Person. Immediately following the Effective Time, Parent and its Subsidiaries shall continue to hold the same ownership rights or valid licenses (as applicable) to all of the Parent Intellectual Property, in each case, free from liens, encumbrances, security interests, orders and arbitration awards, and on the same terms and conditions as in effect with respect to Parent and its Subsidiaries prior to the Effective Time. Neither this Agreement nor the consummation of any of the Transactions will result in: (i) Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them; (ii) either Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses; or (iii) either Parent’s or the Surviving Corporation’s being contractually obligated to pay any royalties or other amounts to any third party in excess of those payable by Parent or the Surviving Corporation, respectively, prior to the Effective Time.

(f) Parent and its Subsidiaries have implemented commercially reasonable measures to the extent within their control to protect the internal and external security and integrity of all computer and telecom servers, systems, sites, circuits, networks, interfaces, platforms and other computer and telecom assets and equipment used by Parent or its

Subsidiaries (the “Parent Systems”), and the data stored or contained therein or transmitted thereby including procedures preventing unauthorized access and the introduction of viruses, worms, Trojan horses, “back doors” and other contaminants, bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and the taking and storing on-site and off-site of back-up copies of critical data. There have been (i) to Parent’s Knowledge, no material unauthorized intrusions or breaches of the security of the Parent Systems, and (ii) no material failures or interruptions in the Parent Systems for the two years prior to the date hereof. All Parent Systems are sufficient for the conduct of the business of Parent and its Subsidiaries as currently conducted.

(g) Except as would not reasonably be expected to have a Material Adverse Effect on the Parent, Parent and its Subsidiaries comply with and have at all times (i) complied with and (ii) conducted their business in accordance with all applicable data protection or privacy Laws governing the collection, use, storage, transfer and dissemination of personal information and any privacy policies, programs or other notices that concern the collection or use of personal information by Parent or its Subsidiaries. There have not been any material complaints or notices to, or audits, proceedings or investigations conducted or claims asserted against, Parent and its Subsidiaries by any Person regarding the collection, use, storage, transfer or dissemination of personal information by any Person in connection with the business of Parent or its Subsidiaries or compliance by Parent or any of its Subsidiaries with any applicable privacy Laws or privacy policies, programs or other notices. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and any resulting disclosure to and use by Parent and Merger Sub and their Affiliates of, data, personally identifiable information and other information maintained by Parent shall comply in all material respects with the Parent’s privacy policies and terms of use, any applicable Contracts to which it is party or by which it is bound, and with all applicable Laws relating to privacy and data security (including any such laws in the jurisdictions where the applicable information is collected).

(h) No government funding, facilities at a university, college, other educational institution or research center or funding from third parties was used in the development of any Parent Intellectual Property. To the Knowledge of Parent, no current or former employee, consultant or independent contractor of Parent or any of its Subsidiaries, who was involved in, or who contributed to, the creation or development of any Parent Intellectual Property, has performed services for the government, any university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for Parent or any of its Subsidiaries.

(i) Except as would not reasonably be expected to have a Material Adverse Effect on Parent, to the Knowledge of Parent, (i) there are no defects in any of the Parent Software Products that would prevent the same from performing substantially in accordance with its user specifications and (ii) all Parent Software Products are free of all undocumented viruses, worms, Trojan horses, “back doors” and other contaminants and do not contain any bugs, errors or problems that disrupt their operation or have an adverse impact on the operation of other software programs or operating systems.

(j) To the Knowledge of Parent, in no case does Parent’s or any of its Subsidiaries’ use, incorporation or distribution of Open Source Software give rise to any obligation to disclose or distribute any source code, to license any Parent Software Products or Intellectual Property for the purpose of making derivative works or to distribute any Parent Software Products or Intellectual Property without charge.

(k) During the preceding two years, neither Parent nor any of its Subsidiaries has received any warranty or indemnity claims related to the Parent Software Products that are (i) claims under any “epidemic failure” or similar clause or (ii) other material claims outside the ordinary course of business. During the preceding two years, neither Parent nor any of its Subsidiaries has resolved any warranty or indemnity claims related to the Parent Software Products for amounts in excess of $500,000 over Parent’s accounting reserves under GAAP, with respect to any specific customer.

(l) Except as would not reasonably be expected to have a Material Adverse Effect on Parent or its Subsidiaries, Parent and its Subsidiaries are not, nor will they be as a result of the execution and delivery of this Agreement or the performance of the obligations of Parent under this Agreement, in breach of any license, sublicense or other agreement relating to Intellectual Property, and the execution and delivery of this Agreement or the performance of the obligations under this Agreement by Parent will not result in the loss or impairment of, or give rise to any right of any third party to terminate, any of Parent’s or its Subsidiaries’ rights to any Intellectual Property, nor require the consent of any Governmental Entity or third party in respect of any Intellectual Property.

5.10 Certain Business Practices. Neither Parent nor any of its Subsidiaries (nor any of their respective Representatives acting on its behalf) (a) has made or agreed to make any contribution, payment, gift or entertainment to, or accepted or received any contributions, payments, gifts or entertainment from, any government official, employee, political party or agent or any candidate for any federal, state, local or non-United States public office, where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or non-United States jurisdiction or (b) has engaged in or otherwise participated in, assisted or facilitated any transaction that is prohibited by any applicable embargo or related trade restriction imposed by the United States Office of Foreign Assets Control or any other United States federal Governmental Entity.

5.11 Takeover Laws. As of the date of this Agreement, Parent, together with its “Affiliates” and “Associates,” is not, nor at any time during the last three years has it been, an “Interested Stockholder” of the Company, as such terms are defined in Section 203 of the DGCL. No “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute is applicable to the Transactions.

5.12 Taxes. (a) Each of Parent and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and each of its Subsidiaries has complied with all applicable Laws relating to Taxes including Laws relating to (i) the withholding and payment over to the appropriate Governmental Entity or other Tax authority of all Taxes required to be withheld by Parent or any of its Subsidiaries, (ii) information reporting with respect to, any payment made or received by Parent or any of its Subsidiaries, and (iii) the keeping of books and records, except to the extent any failure to so comply has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) The most recent financial statements contained in the Parent SEC Documents filed with the SEC reflect an adequate reserve for all Taxes payable by Parent and its Subsidiaries (excluding any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver has not had and would not reasonably be expected to have a Material Adverse Effect on Parent. There is no audit, proceeding or investigation now pending against or with respect to Parent or any of its Subsidiaries in respect of any Tax or Tax asset and neither Parent nor any of its Subsidiaries has received any written notice of any proposed audit, proceeding or investigation with regard to any such Tax or Tax asset, except to the extent that any such pending or proposed audit, proceeding or investigation has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) There are no material Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries is bound by any agreement with respect to Taxes.

5.13 Reserved.

5.14 ERISA Compliance; Excess Parachute Payments; Other Benefits Matters. (a) Each Parent Employee Plan has been administered in compliance with its terms and in accordance with all applicable Laws, other than instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent. No proceeding has been threatened, asserted, instituted or, to the Knowledge of Parent, is anticipated against any of the Parent Employee Plans, any trustee or fiduciaries thereof, or any of the assets of any trust of any of the Parent Employee Plans that would reasonably be expected to have a Material Adverse Effect on Parent.

(b) All Parent Pension Plans (other than a Parent International Employee Plan) have been the subject of determination letters from the IRS to the effect that such Parent Pension Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the Knowledge of Parent, has revocation been threatened, nor has any such Parent Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or materially increase its costs.

(c) No Parent Pension Plan (other than a Parent International Employee Plan), had, as of the respective last annual valuation date for each such Parent Pension Plan, an

“unfunded benefit liability” (as such term is defined in Section 4001(a)(18) of ERISA), based on actuarial assumptions that have been furnished to Parent. None of the Parent Pension Plans (other than a Parent International Employee Plan) has an “accumulated funding deficiency” (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived. None of Parent, any of its Subsidiaries, any officer of Parent or any of its Subsidiaries or any of the Parent Employee Plans which are subject to ERISA, including the Parent Pension Plans, any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Parent, any of its Subsidiaries or any officer or fiduciary of Parent or any of its Subsidiaries to the tax or penalty on prohibited transactions imposed by such Section 4975 or to any liability under Section 502(i) or 502(1) of ERISA. None of such Parent Employee Plans (other than a Parent International Employee Plan) and related trusts has been terminated, nor has there been any “reportable event” (as that term is defined in Section 4043 of ERISA) with respect to any Parent Employee Plan during the last five years. Neither Parent nor any Parent ERISA Affiliate has incurred a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in Sections 4203 and 4205, respectively, of ERISA) since the effective date of such Sections 4203 and 4205 with respect to any Parent Pension Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (other than a Parent International Employee Plan). All premiums to the Pension Benefit Guaranty Corporation have been timely paid in full for all Parent Pension Plans subject to Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings to terminate any Parent Pension Plan subject to Title IV of ERISA and, to the Knowledge of Parent, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, such plan.

(d) With respect to any Parent Employee Plan that is an employee welfare benefit plan, (i) no such Parent Employee Plan (other than a Parent International Employee Plan) is unfunded or funded through a “welfare benefits fund” (as such term is defined in Section 419(e) of the Code); (ii) each such Parent Employee Plan (other than a Parent International Employee Plan) that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code), complies in all material respects with the applicable requirements of Section 4980B(f) of the Code; (iii) each such Parent Employee Plan (including any such plan covering retirees or other former employees) may be amended or terminated without material liability to Parent or any of its Subsidiaries on or at any time after the Effective Time; and (iv) no such Parent Employee Plan (other than a Parent International Employee Plan) provides post-retirement health and welfare benefits to any current or former employee of Parent or any of its Subsidiaries, except as required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law.

(e) Each Parent International Employee Plan has been established, maintained and administered in material compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such Parent International Employee Plan. Furthermore, no Parent International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Parent from terminating or amending any Parent International Employee Plan at any time for any reason without liability to Parent or its Parent ERISA Affiliates (other than ordinary administration expenses or routine claims for benefits).

5.15 Labor and Employment Matters. Neither Parent nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement and there are no labor unions, works councils or other organizations representing, purporting to represent or attempting to represent any employee of Parent or any of its Subsidiaries. There is no strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity has occurred or been threatened within the past two years or, to the Knowledge of Parent, is anticipated with respect to any employee of Parent or any of its Subsidiaries. There are no material labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no material representation petition pending, threatened or, to the Knowledge of Parent, anticipated with respect to any employee of Parent or any of its Subsidiaries. To the Knowledge of Parent, neither Parent nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Parent and each of its Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, workers’ compensation, terms and conditions of employment, worker classification, worker safety, wages and hours, civil rights, discrimination, immigration, collective bargaining, and the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2109 et seq. or the regulations promulgated thereunder.

5.16 Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent, nor is there any material judgment, order or decree outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have a Material Adverse Effect on Parent.

5.17 Compliance with Applicable Laws. To the Knowledge of Parent, Parent and its Subsidiaries are, and during the two years prior to the date hereof have been, in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

5.18 Brokers. No broker, investment banker, financial advisor or other Person, other than Wells Fargo Securities, LLC, the fees and expenses of which shall be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

5.19 Issuance of Parent Common Stock. When issued in accordance with the terms of this Agreement, the shares of Parent Common Stock to be issued pursuant to the Offer and the Merger to the holders of Company Shares hereunder shall be duly authorized, validly issued, fully paid and nonassessable and not subject to statutory preemptive rights.

5.20 Funds. Parent has delivered to the Company a true, complete and correct copy of (i) the draft Credit Agreement to be entered into among Parent, the Lenders referred to therein, Wells Fargo Bank, N.A., as Administrative Agent, Swingline Lender and Issuing Lender, and

Wells Fargo Securities, LLC, as sole Lead Arranger and Sole Book Manager (the “Financing Agreement”) and (ii) the executed Commitment Letter, dated August 29, 2011, among Parent, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Financing Commitment”) pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purposes of financing the Transactions (the “Financing”). The Financing Commitment has not been amended or modified prior to the date of this Agreement and as of the date of this Agreement the respective commitments contained in the Financing Commitment have not been withdrawn or rescinded. Except for fee letters (complete copies of which have been provided to the Company, with only fee amounts and market flex provisions and other customary threshold amounts redacted) and the Financing Commitment, as of the date hereof there are no side letters or Contracts to which Parent or Merger Sub is a party related to the Financing that have not been provided to the Company. Parent has fully paid any and all commitment fees or other fees in connection with the Financing Commitment that are payable on or prior to the date hereof, and as of the date hereof the Financing Commitment is in full force and effect and is the legal, valid, binding and enforceable obligations of Parent, and, to the Knowledge of Parent, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth therein. As of the date hereof, subject to the accuracy of the representations and warranties of the Company set forth in Article IV and the consummation of the Transactions to the extent herein contemplated, Parent has no reason to believe that any of the conditions to the Financing applicable to it will not be satisfied. Parent and Merger Sub shall have at and after Acceptance Time and the Closing funds sufficient to (a) pay all amounts required to be paid by Parent or Merger Sub pursuant to the Transactions and (b) pay any and all fees and expenses required to be paid by Parent, Merger Sub and the Surviving Corporation in connection with any financing.

5.21 Related Party Transactions. Except as would not reasonably be expected to be, individually or in the aggregate, material to Parent, no Related Person of Parent (i) has any right or other interest in any property used in, or pertaining to, Parent’s business; (ii) owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in a Person that has or has had business dealings or a material financial interest in any transaction with Parent; (iii) is a director, officer, employee or partner of, or consultant to, or lender to or borrower from, any Person which is a competitor, supplier, customer, landlord, tenant, creditor or debtor of Parent or any of its Subsidiaries; (iv) has any interest, directly or indirectly, in any Contract to which Parent is a party or subject or by which it or any of its properties is bound or affected, except for expenses incurred in the ordinary course of business consistent with past practice, and, with regard to employees and officers, other than current compensation and benefits incurred in the ordinary course of business consistent with past practice; (v) owes any amount to Parent or any of its Subsidiaries nor does Parent or any of its Subsidiaries owe any amount to, or has Parent or any of its Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, any Related Person of Parent; and (vi) has any claim or cause of action against Parent or any of its Subsidiaries. Parent is not a guarantor or indemnitor of any material indebtedness of any Related Person of Parent.

5.22 Insurance. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on Parent, each insurance policy of Parent or any of its Subsidiaries is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Parent nor any of Parent’s Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

5.23 Environmental Matters. Except for matters that have not had and would not reasonably be expected to have a Material Adverse Effect on Parent:

(a) Parent and its Subsidiaries are now, and have been during the five years prior to the date hereof, in compliance with all Environmental Laws, which compliance includes obtaining and complying with any permits required by Environmental Law for the operations of Parent and its Subsidiaries, and neither Parent nor any of its Subsidiaries has received any written communication from a Person that alleges that Parent or any of its Subsidiaries is in violation of, or has liability or obligations under, any Environmental Law or any permit issued pursuant to Environmental Law;

(b) there are no Environmental Claims pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries;

(c) there have been no Releases of any Hazardous Material that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries; and

(d) neither Parent nor any of its Subsidiaries has retained or assumed, either contractually or, to the Knowledge of Parent, by operation of Law, any liabilities or obligations of another Person that would reasonably be expected to form the basis of any Environmental Claim against Parent or any of its Subsidiaries.

5.24 Offer Documents; Schedule 14D-9; Registration Statement; Proxy Statement/Prospectus. (a) None of the Offer Documents, the Registration Statement nor the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time they are mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation is made by Parent or Merger Sub with respect to information supplied by or on behalf of the Company or any Affiliate of the Company. The Offer Documents, the Registration Statement and the Post-Effective Amendment will, at the time such documents are filed with the SEC, at the time the Offer Documents are mailed to the holders of Company Shares, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder.

(b) None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement/Prospectus or the Schedule 14D-9 will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Proxy Statement/Prospectus, at the time the Proxy Statement/Prospectus is mailed to shareholders of the Company and at the time of any Company Stockholder Meeting, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.25 No Additional Representations and Warranties. Parent and Merger Sub acknowledge that the Company makes no representation or warranty as to any matter whatsoever except as expressly set forth in this Agreement or in any certificate delivered by the Company to Parent or Merger Sub in accordance with the terms hereof, and specifically (but without limiting the generality of the foregoing) that the Company makes no representation or warranty with respect to (a) any projections, estimates or budgets delivered or made available to Parent or Merger Sub (or any of their respective Affiliates, officers, directors, employees or Representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company or its Subsidiaries or (b) the future business and operations of the Company or its Subsidiaries.

ARTICLE VI.

COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Conduct of Business by the Company. Except for matters set forth in Section 6.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except for matters set forth in Section 6.1 of the Company Disclosure Schedule or otherwise contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell or grant (i) any shares of its capital stock or other voting securities, (ii) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares, voting securities or convertible or exchangeable securities, or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units, other than the issuance of Company Shares upon the exercise of Company Stock Options by any employee, officer or director of the Company outstanding on the date of this Agreement and in accordance with their present terms or pursuant to existing deferral elections under the Company Directors’ Deferred Compensation Plan;

(c) amend the Company Charter Documents or other comparable charter or organizational documents of any Subsidiary of the Company;

(d) in any single transaction or series of related transactions having a purchase price (including any assumed debt) in excess of $2 million in the aggregate, acquire or agree to acquire (i) any Person or business, whether by merging or consolidating with, or by purchasing a substantial equity interest in or portion of the assets of such Person or business, or otherwise or (ii) any assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(e) (i) subject to Section 6.1(b), grant or announce any incentive awards or any increase in compensation, severance or termination pay to any employee, officer, director or other service provider of the Company or its Subsidiaries, other than (A) to employees or other service providers with an annual base salary less than $225,000 in the ordinary course of business consistent with past practice or (B) to the extent required under existing Company Employee Plans or existing Company Employment Agreements or by applicable Law, (ii) hire any new employees or officers, except in the ordinary course of business consistent with past practice with respect to employees or officers with an annual base salary and incentive compensation opportunity not to exceed $200,000 per employee or officer, (iii) establish, adopt, enter into, amend, modify or terminate in any material respect any collective bargaining agreement or Company Employee Plan, or (iv) take any action to accelerate any rights or benefits, pay or agree to pay any pension, retirement allowance, termination or severance pay, bonus or other employee benefit, or make any material determinations not in the ordinary course of business consistent with prior practice under any collective bargaining agreement or Company Employee Plan;

(f) make any change in accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(g) sell, lease (as lessor), license or otherwise dispose of or subject to any Lien (other than any Permitted Lien) any properties or assets that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, except licenses of or other grants of rights to use Intellectual Property in the ordinary course of business consistent with past practice and sales of inventory and excess or obsolete assets in the ordinary course of business consistent with past practice;

(h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice;

(i) make or agree to make any new capital expenditure or expenditures (other than in the ordinary course of business or capital expenditures that are contemplated by the Company’s annual budget for 2011 and capital expenditure plan for 2012 which have been made available to Parent) that are in excess of $2.5 million in the aggregate;

(j) with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice, and except for agreements between or among the Company and its Subsidiaries, (A) encumber, impair, abandon, fail to maintain, transfer, license to any Person (including through an agreement with a reseller, distributor, franchisee or other similar channel partner), or otherwise dispose of any right, title or interest of the Company or any of its Subsidiaries in any Company Intellectual Property or Company Software Products or (B) divulge, furnish to or make accessible any material confidential or other non-public information in which the Company or any of its Subsidiaries has trade secret or equivalent rights within the Company Intellectual Property to any Person who is not subject to an enforceable written agreement to maintain the confidentiality of such confidential or other non-public information;

(k) make or change any material Tax election or settle or compromise any Tax liability or claim in excess of $1 million in the aggregate;

(l) waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that (i) involve the payment of monetary damages equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of December 31, 2010 included in the Company SEC Documents or that do not exceed $1 million individually or in the aggregate, (ii) if involving any non-monetary outcome, will not have a material effect on the continuing operations of the Company and (iii) are with respect to ordinary course customer disputes;

(m) enter into any new line of business outside of the Company’s existing business;

(n) take any action that it knows or reasonably should have known would reasonably be expected to result in any of the conditions to the (i) Offer set forth in Exhibit A or (ii) Merger not being satisfied;

(o) take any action that is intended to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time such that the conditions to closing set forth in Article VIII cannot be fulfilled; or

(p) authorize any of, or commit or agree to take any of, the foregoing actions.

For purposes of this Section 6.1, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 6.1 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 6.1. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.2 Conduct of Business by Parent. Except as contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them. In addition, and without limiting the generality of the foregoing, except as contemplated by this Agreement or as required by applicable Law, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, do any of the following without the prior written consent of Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of Parent to its parent company, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

(b) issue, deliver, sell or grant any shares of its capital stock or other voting securities, other than (i) the issuance of shares of Parent Common Stock in settlement of awards outstanding under, or otherwise in accordance with, the Parent Employee Plans, (ii) the exercise, conversion or exchange of securities disclosed in the Parent SEC Documents filed prior to the date of this Agreement, or (iii) Parent’s issuance of debt securities or capital stock (other than shares of Parent Common Stock or securities convertible, exercisable or exchangeable for shares of Parent Common Stock) for what its Board of Directors determines in good faith to be fair value;

(c) amend the Parent Charter Documents or other comparable charter or organizational documents of any Subsidiary of Parent;

(d) enter into any new line of business outside of Parent’s existing businesses;

(e) take any action that it knows or reasonably should have known would reasonably be expected to result in any of the conditions to the (i) Offer set forth in Exhibit A or (ii) Merger not being satisfied;

(f) take any action that is intended to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time such that the condition to closing set forth in Article VIII cannot be fulfilled; or

(g) authorize any of, or commit or agree to take any of, the foregoing actions.

For purposes of this Section 6.2, if any action, transaction or omission is permitted by the terms of a subsection hereof that specifically relates to the subject matter of the subsection, such action, transaction or omission shall be deemed permitted under all other subsections of this Section 6.2 even if such action, transaction or omission has ancillary effects on other subject matters contemplated by other subsections of this Section 6.2. Nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct the operations of Parent or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII.

ADDITIONAL AGREEMENTS

7.1 Preparation and Mailing of Post-Effective Amendment and Proxy Statement. (a) The Company shall use its reasonable best efforts to prepare and file within ten Business Days following the date of this Agreement with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy or information statement, and any amendments or supplements thereto, the “Proxy Statement/Prospectus”). Promptly following the date the Proxy Statement/Prospectus has been cleared for mailing by the SEC, Parent shall prepare and file as promptly as practicable with the SEC a post-effective amendment to the Form S-4 (the “Post-Effective Amendment”) for the offer and sale of shares of Parent Common Stock pursuant to the Merger and in which the Proxy Statement/Prospectus will be included as a prospectus. The Proxy Statement/Prospectus and the Post-Effective Amendment shall comply as to form in all material respects with applicable U.S. federal securities Laws. The Company shall provide Parent and its counsel with a reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to the initial filing with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested by Parent and its counsel. Parent shall provide the Company and its counsel with a reasonable opportunity to review and comment on the Post-Effective Amendment prior to the initial filing with the SEC, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested by the Company and its counsel. Each of the Company and Parent shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as reasonably practicable after such filing. The Company shall use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company’s stockholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act.

(b) Each of Parent and the Company shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Post-Effective Amendment or Proxy

Statement/Prospectus, as the case may be, received from the SEC. Each of Parent and the Company shall provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Post-Effective Amendment or Proxy Statement/Prospectus, as the case may be, and such party shall give due consideration to all reasonable additions, deletions or changes suggested by the other party, and any communications prior to filing such with the SEC and shall promptly provide the other party with a copy of all such filings and communications made with the SEC.

(c) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement/Prospectus or (ii) any information relating to the parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the parties which should be set forth in an amendment or a supplement to the Post-Effective Amendment or Proxy Statement/Prospectus so that the Post-Effective Amendment or Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent or the Company, as the case may be, shall file as promptly as practicable with the SEC an amendment of, or a supplement to, the Post-Effective Amendment or Proxy Statement/Prospectus and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.

7.2 Company Stockholders Meeting; Company Recommendation. (a) If the Company Stockholder Approval is required by applicable Law, as promptly as reasonably practicable after the Post-Effective Amendment is declared effective under the Securities Act, the Company shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company or, if possible, arrange for action by written consent of the Company’s stockholders (such meeting, or any adjournments or postponements thereof, or consent, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall, subject to Section 7.2(b), use reasonable best efforts to solicit its stockholders to obtain the Company Stockholder Approval. At the Company Stockholders Meeting or any postponement or adjournment thereof, Parent shall vote, or cause to be voted, all of the Company Shares then owned by it, Merger Sub or any of their respective Subsidiaries in favor of the adoption of this Agreement and to deliver or provide, in its capacity as a stockholder of the Company, any other approvals that are required pursuant to applicable Law to effect the Transactions.

(b) The Board of Directors of the Company shall, subject to this Section 7.2(b), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation in the Proxy Statement/Prospectus. Neither the Board of Directors of the Company nor any committee thereof, shall, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Company Acquisition Proposal, except in accordance with Section 7.5.

(c) Following the receipt of the Company Stockholder Approval, if applicable, Parent shall cause the Merger to become effective as promptly as practicable. Notwithstanding anything to the contrary contained in this Agreement, if Parent, Merger Sub or any other Subsidiary of Parent owns, by virtue of the Offer, exercise of the Top-Up Option or otherwise, in the aggregate at least 90% of the outstanding Company Shares, Parent, Merger Sub and the Company shall take all actions necessary and appropriate to cause the Merger to become effective as promptly as practicable following the time such ownership is first obtained, without a stockholders’ meeting in accordance with Section 253 of the DGCL.

7.3 Notification. Each of Parent and the Company shall give prompt written notice to the other (and shall subsequently keep the other informed on a current basis of any developments related to such notice) upon its becoming aware of the occurrence or existence of any fact, event or circumstance that is reasonably likely to result in any of the conditions set forth in Article VIII or Exhibit A not being able to be satisfied prior to the Termination Date; provided, however, that the delivery of any notice pursuant to this Section 7.3 shall not, and shall not be deemed to, cure any breach of any representation or warranty requiring disclosure of such matter at or prior to the date of this Agreement or affect any of the conditions set forth in Article VIII or otherwise limit or affect the remedies available.

7.4 Confidentiality; Access to Information. The parties hereto acknowledge and agree that the Company and Parent have previously executed a Non-Disclosure Agreement, dated as of August 30, 2011 (the “Non-Disclosure Agreement”), which Non-Disclosure Agreement will continue to be in full force and effect in accordance with its terms except as otherwise provided herein. Each of Parent and the Company shall afford the other parties hereto and the other parties’ accountants, counsel and other Representatives reasonable access during normal business hours, upon reasonable notice, to its properties, books, records and personnel during the period prior to the Effective Time to obtain all information concerning its business as the other may reasonably request. Each of the parties hereto shall hold, and shall cause its accountants, counsel and other Representatives to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the Transactions pursuant to the terms of the Non-Disclosure Agreement. Notwithstanding the foregoing, neither the Company nor Parent shall be required to afford such access if it would unreasonably disrupt the operations of such party or any of its Subsidiaries, would be reasonably likely to result in a violation of any agreement to which such party or any of its Subsidiaries is a party (provided that the Company or Parent, as the case may be, has used its reasonable best efforts to find an alternative way to provide the access or information contemplated by this Section 7.4), would be reasonably likely to result in a risk of a loss of attorney-client or other similar privilege to such party or any of its Subsidiaries or would be reasonably likely to result in a violation of any applicable Law. No information or knowledge obtained by a party hereto in any investigation pursuant to this Section 7.4 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

7.5 Non-Solicitation by the Company. (a) The Company agrees that neither it nor any of its Subsidiaries, nor any of their respective officers, directors or employees, shall, and that it shall use its reasonable best efforts to cause its and their respective Representatives not to (and shall not authorize or give permission to its and their respective Representatives to), directly or indirectly: (i) solicit, initiate, seek or knowingly encourage the making, submission or announcement of any Company Acquisition Proposal, (ii) furnish any nonpublic information regarding the Company or any of its Subsidiaries to any Person in connection with or in response to a Company Acquisition Proposal, (iii) continue or otherwise engage or participate in any discussions or negotiations with any Person with respect to any Company Acquisition Proposal, (iv) except in connection with a Company Change of Recommendation pursuant to Section 7.5(e), approve, endorse or recommend any Company Acquisition Proposal, or (v) except in connection with a Company Change of Recommendation pursuant to Section 7.5(e), enter into any letter of intent, arrangement, agreement or understanding relating to any Company Acquisition Transaction; provided, however, that this Section 7.5 shall not prohibit (A) the Board of Directors of the Company or any committee thereof, directly or indirectly through any officer, employee or Representative, prior to the earlier of the Acceptance Time or the receipt of the Company Stockholder Approval, from furnishing nonpublic information regarding the Company or any of its Subsidiaries to, or entering into or participating in discussions or negotiations with, any Person in response to an unsolicited, bona fide Company Acquisition Proposal that the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with outside legal counsel and a financial advisor, constitutes or would reasonably be expected to result in a Company Superior Offer if (1) the Board of Directors of the Company or any committee thereof concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action with respect to such Company Acquisition Proposal would be reasonably likely to result in a breach of its fiduciary duties under applicable Law, (2) such Company Acquisition Proposal did not result from a material breach of this Section 7.5, (3) prior thereto the Company has given Parent the notice required by Section 7.5(b), and (4) the Company furnishes any nonpublic information provided to the maker of the Company Acquisition Proposal only pursuant to a confidentiality agreement between the Company and such Person containing customary terms and conditions that in the aggregate are not materially less restrictive than those contained in the Non-Disclosure Agreement; or (B) the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to any Company Acquisition Proposal, including any so called “stop, look and listen” communications, or making any other statement or disclosure that the Company determines in good faith, after consultation with its outside legal counsel, that the failure of the Company to make such statement or disclosure would reasonably be expected to be a violation of applicable Law; provided that the Board of Directors of the Company may make a Company Change of Recommendation only in accordance with Section 7.5(e).

(b) The Company shall promptly, and in no event later than 24 hours after its receipt of any Company Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries in connection with a Company Acquisition Proposal, advise Parent orally and in writing of such Company Acquisition Proposal or request (including providing the identity of the Person making or submitting such Company Acquisition Proposal or request, and, (i) if it is in writing, a copy of such Company Acquisition Proposal and any related draft agreements and (ii) if oral, a reasonably detailed summary thereof that is made or submitted by any Person during the period between the date hereof and the Closing Date). The Company shall keep Parent informed on a prompt basis with respect to any change to the material terms of any such Company Acquisition Proposal (and in no event later than 24 hours following any such change), including providing Parent with a copy of any draft agreements and modifications thereof.

(c) Upon the execution of this Agreement, the Company shall, and shall cause its Subsidiaries and its and their respective officers, directors and employees, and shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and terminate any existing activities, discussions or negotiations between the Company or any of its Subsidiaries or any of their respective officers, directors, employees or Representatives and any Person that relate to any Company Acquisition Proposal and shall use reasonable best efforts to obtain the prompt return or destruction of any confidential information previously furnished to such Persons with respect thereto within 12 months prior to the date hereof.

(d) Except as otherwise provided in Section 7.5(e), the Board of Directors of the Company (or any committee thereof) may not (i) withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify, the Company Recommendation in a manner adverse to Parent or make any statement, filing or release, in connection with obtaining the Company Stockholder Approval or otherwise, inconsistent with the Company Recommendation, (ii) approve, endorse or recommend any Company Acquisition Proposal (any of the foregoing set forth in clauses (i) and (ii), a “Company Change of Recommendation”), or (iii) enter into a written definitive agreement providing for a Company Acquisition Transaction.

(e) The Board of Directors of the Company or any committee thereof may at any time prior to the earlier of the Acceptance Time or receipt of the Company Stockholder Approval (i) effect a Company Change of Recommendation in respect of a Company Acquisition Proposal, and/or (ii) if it elects to do so in connection with or following a Company Change of Recommendation, terminate this Agreement pursuant to Section 9.1(d)(ii) in order to enter into a written definitive agreement providing for a Company Acquisition Transaction, if (and only if): (A) a Company Acquisition Proposal is made to the Company by a third party, and such offer is not withdrawn; (B) the Board of Directors of the Company or such committee thereof determines in good faith after consultation with outside legal counsel and a financial advisor that such offer constitutes a Company Superior Offer; (C) following consultation with outside legal counsel, the Board of Directors of the Company or such committee thereof determines that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law; (D) the Company provides Parent five Business Days’ prior written notice of its intention to take such action (such five-Business Day period, the “Notice Period”), which notice shall include the information with respect to such Company Superior Offer that is specified in Section 7.5(b) (it being understood that any material revision or amendment to the terms of such Company Superior Offer shall require a new notice and, in such case, all references to five Business Days in this Section 7.5(e) shall be deemed to be two Business Days); and (E) at the end of the Notice Period described in clause (D), the Board of Directors of the Company or such committee thereof again makes the determination in good faith after consultation with outside legal counsel and a financial advisor (after negotiating in good faith with Parent and its Representatives if requested by Parent during the Notice Period regarding any adjustments or modifications to the terms of this Agreement proposed by Parent and taking into account any such adjustments or modifications) that the Company Acquisition Proposal continues to be a Company Superior Offer and, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

(f) During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of any confidentiality agreement to which it is a party relating to a proposed business combination involving the Company or any standstill agreement to which it is a party unless the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that failure to take such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law. During such period, the Company or its Subsidiaries, as the case may be, shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in each case except to the extent that the Board of Directors of the Company or any committee thereof determines in good faith, after consultation with outside legal counsel, that taking such action would be reasonably likely to result in a breach of its fiduciary duties under applicable Law.

7.6 Regulatory Filings; Efforts to Close.

(a) Filings and Submission of Information. Prior to the execution of this Agreement, each of Parent and the Company filed with the FTC and the DOJ the notification and report form required under the HSR Act for the Transactions (each, an “HSR Filing”), and representatives of the DOJ informed the parties that the DOJ is the Governmental Entity that would act under the HSR Act in respect of the Transactions. Neither Parent nor the Company will voluntarily withdraw its HSR Filing except that, upon notice to the Company, Parent may withdraw its HSR Filing in the event that counsel to Parent recommends that such action be taken to avoid a Second Request or the initiation of Agency Litigation, in which event Parent shall refile its HSR Filing (and Parent shall pay the fee required under the HSR Act in respect thereof) within two Business Days of its withdrawal; provided, however, that Parent may not voluntarily withdraw and refile its HSR Filing more than two times (excluding, for the avoidance of doubt, any refilling of an HSR Filing made by the Parent prior to the date of this Agreement) without the prior consent of the Company. Each of Parent and the Company shall promptly file with any Governmental Entity other than the DOJ any other filings, reports, information and documentation required in order to complete the Transactions under any Antitrust Laws other than the HSR Act. In the event that the DOJ or any other Governmental Entity requests additional information (other than pursuant to a Second Request or Agency Litigation, provision for which is made in Sections 7.6(b) and 7.6(c)), each of the parties shall respond thereto as promptly as practicable.

(b) Cooperation and Relationship of the Parties. Each of the parties hereto shall (i) furnish to each other’s counsel such necessary information and reasonable assistance as such other counsel may request in good faith in connection with its preparation of any filing or submission to any Governmental Entity under the HSR Act and any other Antitrust Laws, (ii) give the other parties prompt notice of any so-called “second request” for information by the DOJ pursuant to 16 C.F.R. §§ 801, et seq. (a “Second Request”) or any legal or other proceeding by or before any Governmental Entity with respect to the Transactions (“Agency Litigation”), and respond as promptly as practicable thereto with the objective of causing the Effective Time to occur as promptly as practicable, (iii) promptly inform the other parties of any communication with any Governmental Entity regarding any Second Request, Agency Litigation or the

Transactions and keep the other parties informed on a current basis as to the status of any such matter, (iv) consult and cooperate with each other in connection with any analysis, appearance, discussion, presentation, memorandum, brief, argument, opinion or proposal made or submitted to any Governmental Entity in connection with any proceeding or communication relating to the Transactions, and (v) to the extent practicable, except as may be prohibited by any Governmental Entity or by any legal requirement, permit authorized representatives of the other party to be present at each meeting or conference or telephone call with any representative of a Governmental Entity relating to any such proceeding and to have access to any document, opinion or proposal made or submitted to any Governmental Entity in connection with any such proceeding.

(c) Defense of Litigation, Etc. In the event that any administrative or judicial action or proceeding (including Agency Litigation) is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Transactions, each of the parties shall cooperate in all respects with each other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions or delays the Effective Time past the Termination Date (collectively, an “Injunction”); provided, however, that notwithstanding any other provision of this Agreement, including this Section 7.6(a), (b), (d) or (e), (i) Parent shall be entitled to direct the defense of any legal, administrative or judicial action or proceeding in respect of the Transactions, or negotiations with, any Governmental Entity or other Person relating thereto, or regulatory filings under applicable Antitrust Laws, (ii) the Company shall not make any offer, acceptance or counter-offer to or otherwise engage in negotiations or discussions with any Governmental Entity with respect to any proposed settlement, stay, toll, extension of any waiting period, consent decree, commitment or remedy, or, in the event of litigation, discovery, admissibility of evidence, timing or scheduling, except as specifically requested by or agreed with Parent or its counsel, and (iii) the Company shall use its commercially reasonable efforts to provide full and effective support of Parent and its counsel in all such negotiations and discussions with representatives of any Governmental Entity to the extent requested by counsel to Parent. Each of the parties may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other pursuant to this Section 7.6 as “Outside Counsel Only Material” and may redact from any information provided to the other party and its counsel any references to such party’s valuation of the other party.

(d) Reasonable Best Efforts. Each of the parties hereto shall (i) use its reasonable best efforts to obtain promptly (and in any event no later than the Termination Date) any clearance required under the HSR Act and any other Antitrust Laws for the consummation of the Transactions, (ii) use its reasonable best efforts to avoid or eliminate any impediment under any Antitrust Law, or regulation or rule, that may be asserted by any Governmental Entity, or any other Person, with respect to the Transactions so as to enable the Effective Time to occur expeditiously (and in any event no later than the Termination Date), (iii) use its reasonable best efforts to defend through Agency Litigation or, if applicable, other litigation on the merits any claim asserted in any court, administrative tribunal or hearing that the Transactions would violate any Law, or any regulation or rule of any Governmental Entity, in order to avoid entry of, or to have vacated or terminated, any Injunction, (iv) cause its respective inside and outside counsel to cooperate in good faith with counsel and other representatives of each other party hereto and use its reasonable best efforts to facilitate and expedite the identification and resolution of any such issues and, consequently, the expiration of the applicable HSR Act waiting period and the waiting periods under any other Antitrust Laws at the earliest practicable dates (and in any event no later than the Termination Date), such reasonable best efforts and cooperation to include causing their respective inside and outside counsel (A) to keep each other appropriately informed on a current basis of communications from and to personnel of the reviewing antitrust authority and (B) to confer on a current basis with each other regarding appropriate contacts with and response to personnel of such antitrust authority, (v) use its reasonable best efforts to cause the conditions set forth in Exhibit A and Article VIII to be satisfied on a timely basis, subject to the limitations set forth in this Section 7.6, and (vi) prior to the Acceptance Time, not acquire any business involving annual revenues in excess of $25.0 million unless advised by counsel that in such counsel’s opinion so doing would not significantly increase the risk of an Injunction or materially delay the satisfaction of the condition set forth in paragraph 1(c) or paragraph 2(b) of Exhibit A.

(e) Parent’s Additional Covenants. Notwithstanding any other provision of this Agreement, if necessary to avoid the entry of an Injunction sought or issued by the DOJ under United States Antitrust Laws (a “DOJ Impediment”), Parent’s covenants under Section 7.6(d) will include Parent being required hereunder to offer to the DOJ that it or its Subsidiaries take, and, if such offer is accepted by the DOJ, use its best efforts to eliminate any DOJ Impediment. For purposes of this Section 7.6(e), Parent’s “best efforts to eliminate any DOJ Impediment” as set forth in the immediately preceding sentence shall require that Parent use its best efforts to effect, such of the following as may be necessary to avoid a DOJ Impediment: (A) the sale, holding separate, licensing, modifying or otherwise disposing of all or any portion of the business, assets or properties of the Company or its Subsidiaries, whether located in or outside the United States, (B) conducting or limiting the conduct of the business, assets or properties of the Company or its Subsidiaries, whether located in or outside the United States, in a specified manner, or (C) the Company or its Subsidiaries’ entry with the DOJ into any agreement, settlement, order, other relief or action of a type referred to in clause (B) (a “Consent Decree”). The Company shall take, and cause its Subsidiaries to take, all actions reasonably necessary and requested by Parent to satisfy any Consent Decree; provided, however, that the effect thereof may at the Company’s or Parent’s request be subject to the occurrence of the Acceptance Time, the Effective Time or Parent’s waiver of all conditions to its obligations to consummate the Offer under Section 2(c) of Exhibit A hereof. It is understood and agreed by the parties that, for purposes of this Agreement, the effect of any action taken pursuant to this Section 7.6(e) will not, directly or indirectly, be deemed to result in (i) a breach of the representations and warranties of Parent or the Company in this Agreement or (ii) a failure of any condition set forth in Exhibit A.

7.7 Public Disclosure. Except with respect to any (a) Company Change of Recommendation undertaken pursuant to, and in accordance with, Section 7.5, so long as this Agreement is in effect, the parties hereto shall use reasonable best efforts to consult with each other before issuing any press release or making any public announcement primarily relating to the Transactions and, except for any press release or public announcement as may be required by applicable Law or any listing agreement with a securities exchange or quotation system (including Nasdaq) (and then only after as much advance notice and consultation as is feasible), shall not issue any such press release or make any such public announcement without the consent of the other parties hereto, which shall not be unreasonably withheld, conditioned or delayed. Parent and the Company agree to issue a mutually acceptable initial joint press release announcing this Agreement.

7.8 Takeover Laws. Each of the Company and its Board of Directors and Parent and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to the Transactions (including the acquisition of Company Shares and shares of Parent Common Stock), use reasonable best efforts to ensure that the Merger, the Offer and the Transactions may be consummated as promptly as practicable and such shares may be held on the terms contemplated hereby and otherwise to minimize the effect of such statute or regulation on this Agreement and the Transactions (including the ownership of such shares without limitation, including following the Acceptance Time and the Effective Time).

7.9 Indemnification. (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless all current and former directors, officers and employees, as the case may be, of the Company and its Subsidiaries to the fullest extent permitted by Law for acts or omissions occurring prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Transactions) in their capacities as such. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations pursuant to any indemnification agreements between the Company or its Subsidiaries, on the one hand, and any current or former directors, officers and employees, as the case may be, of the Company and its Subsidiaries, on the other hand, in effect immediately prior to the date of this Agreement or, subject to the prior approval of Parent, after the date of this Agreement, and any indemnification provisions under the Company Charter Documents or the comparable charter or organizational documents of any of its Subsidiaries as in effect on the date hereof, in each case to the maximum extent permitted by Law, and shall not amend, repeal or otherwise modify any such provision in any manner that would adversely affect the rights of such indemnitee thereunder for any acts or omissions occurring prior to the Effective Time.

(b) Prior to the Effective Time, the Company shall endeavor to enter into a directors’ and officers’ liability insurance policy covering those Persons who, as of immediately prior to the Effective Time, are covered by the Company’s directors’ and officers’ liability insurance policy (the “Insured Parties”) on terms no less favorable to the Insured Parties than those of the Company’s present directors’ and officers’ liability insurance policy (such policy, a “Company D&O Policy”), for a period of seven years after the Effective Time. If the Company is unable to obtain such a Company D&O Policy prior to the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect, for a period of seven years after the Closing Date, a Company D&O Policy with a creditworthy issuer; provided, however, that in no event shall Parent be required to expend annually more than 250% of the annual premium currently paid by the Company for such coverage (the approximate amount of which is set forth on Section 7.9(b) of the Company Disclosure Schedule) and, if the cost for such coverage is in excess of such amount, Parent shall be required only to maintain the maximum amount of coverage as is reasonably available for 250% of such annual premium.

(c) In the event that Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all its properties and assets to any Person, Parent shall cause proper provisions to be made so that the successors and assigns of Parent or the Surviving Corporation assume the obligations set forth in this Section 7.9.

(d) The obligations of Parent and the Surviving Corporation under this Section 7.9 shall not be terminated or modified in such a manner as to adversely affect any indemnitee and/or Insured Party to whom this Section 7.9 applies without the express written consent of such affected indemnitee and Insured Party. It is expressly agreed that the indemnitees and/or Insured Parties to whom this Section 7.9 applies shall be third party beneficiaries of this Section 7.9.

(e) Parent shall assume, be jointly and severally liable for, and shall cause the Surviving Corporation and its Subsidiaries to honor, in accordance with their respective terms, each of the covenants contained herein without limit as to time. Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any indemnitee and/or Insured Party in enforcing the indemnity and other obligations provided hereunder or other applicable indemnification obligation referenced to herein. The rights of each indemnitee and/or Insured Party hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Charter Documents or the comparable charter or organizational documents of any Subsidiary of the Company, or any other indemnification arrangement or otherwise.

7.10 Nasdaq Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Offer and the Merger to be approved for listing prior to the issuance thereof on the Nasdaq Global Select Market or on such other national securities exchange as the Parent Common Stock is listed.

7.11 Employee Matters. (a) It is Parent’s and the Company’s intention that, for a period of one year following the Effective Time, individuals who are employed by the Company or any of its Subsidiaries immediately prior to the Effective Time and that continue to be employed by Parent or any of its Subsidiaries, including the Surviving Corporation, following the Effective Time (each, a “Post-Merger Employee”) shall be provided with salaries and benefits that are in the aggregate approximately equal to the salaries and benefits (other than equity compensation) they received prior to the Effective Time, it being understood that Parent shall review the salaries and benefits of its and its Subsidiaries’ employees from time to time in order to determine the most appropriate way to compensate and incentivize Post-Merger Employees, and accordingly may make such changes in the compensation and benefits that Parent determines to be in the best interests of Parent from time to time.

(b) It is Parent’s and the Company’s intention that, each Post-Merger Employee shall be given credit for all service with the Company and its Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation or any of their Subsidiaries, including any such plans providing vacation, sick pay, severance and retirement benefits maintained by Parent or its Subsidiaries in which such Post-Merger

Employees participate for purposes of eligibility, vesting and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of pension benefits), to the extent past service was recognized for such Post-Merger Employees under the comparable Company Employee Plans immediately prior to the Effective Time. Notwithstanding the foregoing, nothing in this Section 7.11 shall be construed to require crediting of service that would result in (i) duplication of benefits or (ii) service credit for benefit accruals under a defined benefit pension plan.

(c) In the event of any change in the welfare benefits provided to Post-Merger Employees following the Effective Time, it is Parent’s and the Company’s intention that Parent shall use its reasonable best efforts to cause (i) the waiver of all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Post-Merger Employees (and their eligible dependents) under any welfare benefit plans in which Post-Merger Employees participate following the Effective Time, to the extent that such conditions, exclusions or waiting periods would not apply in the absence of such change, and (ii) for the plan year in which the Effective Time occurs, the crediting of each Post-Merger Employee (or his or her eligible dependents) with any co-payments and deductibles paid prior to any such change in satisfying any applicable deductible or out-of-pocket requirements after such change.

(d) Nothing in this Section 7.11, express or implied, shall confer upon any Company Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 7.11, express or implied, shall be construed to prevent Parent from terminating or modifying to any extent or in any respect any benefit plan that Parent may establish or maintain. Notwithstanding anything to the contrary contained in this Section 7.11, nothing contained in this Agreement shall be treated as an amendment to any Company Employee Plan or creation of an employee benefit plan.

7.12 Section 16 Matters. Parent and the Company agree that, in order to most effectively compensate and retain the Company Insiders in connection with the Offer and the Merger, both prior to and after the Effective Time, it is desirable that the conversion or exchange of Company Shares into shares of Parent Common Stock in the Offer or the Merger by the Company Insiders be exempted from liability under Section 16(b) of the Exchange Act to the fullest extent permitted by Law, and for that compensatory and retentive purpose agree to the provisions of this Section 7.12. Assuming that the Company delivers to Parent the Section 16 Information in a timely fashion, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by the Company Insiders of Parent Common Stock in exchange for Company Shares pursuant to the Transactions and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. For the purposes of this Agreement, “Section 16 Information” shall mean information that is accurate in all material respects and provides reasonably specific details regarding the identity of the Company Insiders and the number of Company Shares held by each such Company Insider to be exchanged for Parent Common Stock in the Offer or the Merger; and “Company Insiders” shall mean those officers and directors of the Company who may be subject to the reporting requirements of Section 16(a) of the Exchange Act on or following the Acceptance Time or the Effective Time and who are listed in the Section 16 Information.

7.13 Stockholder Litigation. Each party hereto shall promptly advise the other orally and in writing of any litigation commenced or threatened in writing to be commenced by any stockholder of such party against such party and/or any of its directors relating to the Transactions, the transactions with Fundtech and/or the Fundtech Merger Agreement, and shall keep the other party fully informed regarding any such litigation. Each party shall give the other the opportunity to participate in, subject to a customary joint defense agreement, the defense or settlement of any such litigation, shall give due consideration to the other’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

7.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertaking that are required to be performed, discharged or complied with following the Effective Time.

7.15 Financing. (a) Parent shall take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary to obtain the Financing. If any portion of the Financing becomes unavailable on the terms and conditions (including the flex provisions) contemplated in the Financing Agreement, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources in an amount sufficient to consummate the Transactions (“Alternative Financing”) as promptly as practicable following the occurrence of such event but no later than the Business Day immediately prior to the Closing Date.

(b) Prior to the Effective Time, upon the request of Parent, the Company will, and shall instruct its Subsidiaries and its and their directors, officers and other Representatives to, cooperate reasonably with Parent in connection with the Financing or Alternative Financing, including by (i) making senior management of the Company available to participate in meetings and road shows, if any, (ii) providing on a timely basis information reasonably requested by Parent relating to the Financing or Alternative Financing, (iii) preparing in a timely manner business projections and financial statements (including pro forma financial statements), (iv) assisting in a timely manner in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, (v) providing such assistance as Parent may reasonably require in procuring a corporate credit rating for Parent from Standard & Poor’s Rating Services and a corporate family credit rating for Parent from Moody’s Investor Services, Inc., (vi) obtaining the consent of, and customary comfort letters from, PricewaterhouseCoopers LLP (including by providing customary management letters and requesting legal letters to obtain such consent) if necessary or desirable for Parent’s use of the Company’s financial statements in connection with the Financing or the Alternative Financing, (vii) using commercially reasonable efforts to ensure that the syndication effort of the lenders to Parent benefit materially from the existing lending relationships of the Company, and (viii) providing other financial information and documents as may be reasonably requested by Parent for such the Financing or Alternative Financing, including (A) confirmation of public or non-public nature of information provided, (B) closing certificates and documents and information reasonably necessary to facilitate the pledge of collateral (including the release of any encumbrances on the assets of the Company), and (C) providing such documentation and other information to Parent’s lenders that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act. Without limiting the generality or effect of the foregoing, all financial and other projections concerning the Company that are made available by the Company to Parent after the date of this Agreement shall be prepared in good faith and shall be based upon assumptions that are reasonable at the time made. Notwithstanding the foregoing, (1) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and (2) the Company shall not be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing or Alternative Financing prior to the Effective Time. The Company hereby consents to the reasonable use of the Company’s and the Company’s Subsidiaries’ logos in connection with the Financing or Alternative Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their logos and on such other customary terms and conditions as the Company may reasonably impose.

(c) Subsequent Financial Statements. The Company will, if it determines that doing so is practicable, prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, furnish drafts of such documents to Parent, it being understood that Parent will have no liability by reason of such consultation.

7.16 No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

7.17 Non-Disparagement. Promptly and in any event within two Business Days after the date of this Agreement, each of the Company and Parent shall instruct its sales and marketing personnel to comply with the principles set forth in Schedule 7.17. Thereafter, if any executive officer of either the Company or Parent obtains actual knowledge that such personnel did not comply with such requirements, the Company or Parent, as applicable, shall take steps that it believes in good faith to be appropriate to remedy the situation.

7.18 Dealer Manager. Prior to the Acceptance Time, each of Parent and the Company shall use its reasonable best efforts to comply with the obligations set forth in the dealer manager agreement to which Parent is a party.

ARTICLE VIII.

CONDITIONS TO THE MERGER

8.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by mutual agreement of Parent and the Company:

(a) Registration Statement. The Registration Statement and the Post-Effective Amendment shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement or the Post-Effective Amendment shall have been issued by the SEC and no proceeding for that purpose shall have been initiated by the SEC.

(b) Company Stockholder Approval. If required by applicable Law, the Company Stockholder Approval shall have been obtained.

(c) The Offer. If the Acceptance Time has occurred, Merger Sub shall have purchased all Company Shares validly tendered and not withdrawn pursuant to the Offer.

(d) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law, injunction or other order (whether temporary, preliminary or permanent), judgment, decree, executive order or award (an “Order”) which is then in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(e) HSR. Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the Federal Trade Commission or DOJ not to acquire Company Shares, shall have expired or shall have been terminated prior to the Closing Date (this condition, the “HSR Condition”).

8.2 Additional Conditions to Obligations of Parent to Effect the Merger If Acceptance Time Has Not Occurred. If the Acceptance Time has not occurred, the obligation of Parent to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by Parent:

(a) Governmental Approvals. Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, other than the HSR Condition, shall have been obtained and shall be in full force and effect, and any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent or the Company.

(b) Representations and Warranties. (A) The representations and warranties of the Company set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.18 and 4.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

(c) Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company which is continuing.

8.3 Additional Conditions to Obligations of the Company to Effect the Merger If Acceptance Time Has Not Occurred. If the Acceptance Time has not occurred, the obligation of the Company to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived, in writing, by the Company:

(a) Governmental Approvals. Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, other than the HSR Condition, shall have been obtained and shall be in full force and effect, and any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent.

(b) Representations and Warranties. (A) The representations and warranties of Parent and Merger Sub set forth in Sections 5.1, 5.3, 5.4(a), 5.7, 5.18 and 5.19 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made at the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on Parent.

(c) Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all of its respective agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Parent which is continuing.

ARTICLE IX.

TERMINATION

9.1 Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and the Transactions abandoned at any time prior to the Acceptance Time:

(a) by mutual written consent of Parent and the Company;

(b) by either the Company or Parent if:

(i) the Merger and the Offer shall not have been consummated prior to July 31, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose action or failure to act has been the principal cause of or resulted in the failure of the Merger and the Offer to occur on or before such date; and provided, further that (x) any purported termination of this Agreement by Parent pursuant to this Section 9.1(b)(i) shall be deemed a termination of this Agreement by the Company pursuant to Section 9.1(d)(i)(b) if, at the time of any such intended termination by Parent, the Company is entitled to terminate this Agreement pursuant to Section 9.1(d)(i)(b), and (y) any purported termination of this Agreement by the Company pursuant to this Section 9.1(b)(i) shall be deemed a termination of this Agreement by Parent pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii) if, at the time of any such intended termination by the Company, Parent is entitled to terminate this Agreement pursuant to Section 9.1(c)(i) or Section 9.1(c)(ii); or

(ii) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including an injunction or other order) or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Offer or the Merger, which Law (including any such injunction or other order) or other action shall have become final and nonappealable; or

(iii) the Offer shall have expired or been terminated without any Company Shares being purchased therein as a result of the failure to satisfy the Minimum Tender Condition; provided that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Offer to be consummated by such date, as applicable; or

(c) by Parent, if:

(i) (A) a Company Change of Recommendation, whether or not permitted by the terms hereof, shall have occurred; (B) the Company shall have delivered a notice to Parent of its intent to effect a Company Change of Recommendation in accordance with Section 7.5(e); (C) following the request in writing by Parent, the Board of Directors of the Company shall have failed to reaffirm publicly the Company Recommendation within five Business Days after Parent requests in writing that such recommendation be reaffirmed publicly; provided, however, that Parent shall only be entitled to make such a written request for reaffirmation (and the Company shall only be required to reaffirm publicly the Company Recommendation) an aggregate of three times and thereafter an additional one time for each new Company Acquisition Proposal and an additional one time for each material amendment to any Company Acquisition Proposal; or (D) the Company shall have breached, in any material respect, the provisions of Section 7.5; or

(ii) there shall have been a breach by the Company of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Exhibit A, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by the Company of such breach; provided, however, the right to terminate this Agreement under this Section 9.1(c)(ii) shall not be available to Parent if at such time the Company would be entitled to terminate this Agreement pursuant to Section 9.1(d)(i)(b) or if Parent is otherwise in material breach of its obligations hereunder; or

(d) by the Company, if:

(i) (a) Merger Sub fails to amend the Pending Offer in violation of Section 2.1 hereof or (b) there shall have been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or obligations contained in this Agreement, which breach would result in the failure to satisfy by the Termination Date one or more of the conditions set forth in Exhibit A, and in any such case such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within 30 days after written notice thereof shall have been received by Parent or Merger Sub of such breach; provided, however, the right to terminate this Agreement under this Section 9.1(d)(i) shall not be available to the Company if at such time Parent would be entitled to terminate this Agreement pursuant to Section 9.1(c)(ii) or if the Company is otherwise in material breach of its obligations hereunder; or

(ii) the Company effects a Company Change of Recommendation to accept a Company Acquisition Proposal in accordance with Section 7.5(e), provided that the right to terminate this Agreement pursuant to this Section 9.1(d)(ii) shall not be available to the Company unless the Company pays or has paid the Company Termination Fee to Parent in accordance with Section 9.3 (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); it being understood that the Company may enter into any agreement providing for a Company Acquisition Transaction simultaneously with the termination of this Agreement pursuant to this Section 9.1(d)(ii).

A party hereto may only terminate this Agreement if such termination has been duly authorized by an action of the Board of Directors of such party.

9.2 Notice of Termination; Effect of Termination. A party desiring to terminate this Agreement shall give written notice of such termination to the other party, specifying the provision pursuant to which such termination is effective. In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force and effect, except (i) each of this Section 9.2, Section 9.3 and Article X shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any material breach of this Agreement occurring prior to the termination of this Agreement that was committed intentionally by the breaching party or resulted from the breaching party’s gross negligence. No termination of this Agreement shall affect the obligations of the parties contained in the Non-Disclosure Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

9.3 Fees and Expenses. (a) Other than as specifically provided in this Section 9.3 or otherwise agreed to in writing by the parties hereto, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs or expenses, whether or not the Merger is consummated.

(b) The Company shall pay to Parent the Company Termination Fee if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Parent pursuant to Section 9.1(c)(i), then the Company shall pay the entire Company Termination Fee by the second Business Day following such termination;

(ii) if this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then the Company shall pay to Parent the entire Company Termination Fee upon such termination (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions); or

(iii) (A) if this Agreement is terminated (1) by Parent pursuant to Section 9.1(c)(ii), (2) by the Company or Parent pursuant to Section 9.1(b)(iii), or (3) by the Company or Parent pursuant to Section 9.1(b)(i), and in any such case of (1), (2) or (3) above, a Company Acquisition Proposal (including a previously communicated Company Acquisition Proposal) shall have been publicly announced or otherwise communicated to a member of senior management or the Board of Directors of the Company (or any Person shall have publicly announced or communicated a bona fide intention, whether or not conditional, to make a Company Acquisition Proposal) at any time after the date of this Agreement and prior to the Acceptance Time, in the case of clause (2), or the date of termination, in the case of clauses (1) or (3), and (B) if within 12 months after the date of such termination, the Company enters into a definitive agreement to consummate, or consummates, any Company Acquisition Transaction, then the Company shall pay to Parent the Company Termination Fee by the second Business Day following the date the Company enters into such definitive agreement or consummates such transaction; provided, however, that, solely for purposes of this Section 9.3(b)(iii), references in the definition of “Company Acquisition Transaction” to 20% shall be deemed to mean 50%.

(c) All amounts paid pursuant to this Section 9.3 shall be by wire transfer of immediately available funds to an account directed by the party hereto entitled to payment as long as such account has been identified by such party. Each party hereto agrees that the agreements contained in this Section 9.3 are an integral part of the Transactions, and that, without these agreements, the other parties would not enter into this Agreement; accordingly, if any party fails promptly to pay any amounts due under this Section 9.3 and, in order to obtain such payment, the other party commences a suit that results in a judgment against the party failing to pay for such amounts, then the party failing to pay such amounts shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the reasonable, documented out-of-pocket costs and expenses of the party seeking collection (including reasonable legal fees and expenses) in connection with such suit.

ARTICLE X.

GENERAL PROVISIONS

10.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate and be of no further force and effect as of the Closing, and only the covenants that by their terms contemplate performance after the Closing shall survive the Closing.

10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile or email transmission, by reliable overnight delivery service (with proof of service) or hand delivery (provided that any notice received on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day unless the notice is required by this Agreement to be delivered within a number of hours or calendar days), addressed as follows (or at such other address, email address or facsimile number for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub, to:

ACI Worldwide, Inc. 6060 Coventry Drive Elkhorn, Nebraska 68022
Attention:	General Counsel
Facsimile:	(402) 778-2567
Email: dennis.byrnes@aciworldwide.com

with a copy (which shall not constitute notice) to each of:

Jones Day 222 East 41st Street New York, New York 10017
Attention:	Robert A. Profusek
Facsimile:	(212) 755-7306
Email: raprofusek@jonesday.com

if to the Company, to:

S1 Corporation 705 Westech Drive Norcross, Georgia 30092
Attention:	General Counsel
Facsimile:	(404) 923-6460
Email: greg.orenstein@s1.com

with a copy (which shall not constitute notice) to each of:

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, NW Washington, DC 20004
Attention:	Daniel Keating
Facsimile:	(202) 637-5910
Email: daniel.keating@hoganlovells.com

10.3 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (ii) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of this Agreement; (iii) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (iv) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (v) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation”; (vi) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP, as applicable; and (vii) any reference herein to any Law or legal requirement (including to any statute, ordinance, code, rule, regulation, or any provision thereof) shall be deemed to include reference to such Law and or to such legal requirement, as amended, and any legal requirements promulgated thereunder or successor thereto.

10.4 Headings; Table of Contents. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.5 Mutual Drafting. The parties hereto agree that they have jointly drafted and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.6 Disclosure Schedules. All capitalized terms not defined in the Disclosure Schedules shall have the meanings assigned to them in this Agreement. Each representation and warranty of a party in this Agreement is made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth on such party’s Disclosure Schedule. The disclosure of any matter in any section of a party’s Disclosure Schedule shall be deemed to be a disclosure by such party for all purposes of this Agreement and all other sections of such party’s Disclosure Schedule to which such disclosure reasonably would be inferred. The listing of any matter on a party’s Disclosure Schedule shall expressly not be deemed to constitute an admission by such party, or to otherwise imply, that any such matter is material, is required to be disclosed by such party under this Agreement or falls within relevant minimum thresholds or materiality standards set forth in this Agreement. No disclosure in a party’s Disclosure Schedule relating to any possible breach or violation by such party of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. In no event shall the listing of any matter in a party’s Disclosure Schedule be deemed or interpreted to expand the scope of such party’s representations, warranties and/or covenants set forth in this Agreement

10.7 Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

10.8 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Non-Disclosure Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; and (b) except (i) as provided in Section 7.9 (which is intended for the benefit of the Company’s former and current officers and directors and other indemnitees, all of whom shall be third party beneficiaries of these provisions), (ii) the right of the Company, on behalf of its stockholders, to pursue damages (including damages for the loss of economic benefits) on their behalf in the event of Parent’s breach of this Agreement, (iii) from and after the Effective Time, the right of the holders of Company Shares (restricted and unrestricted), Company restricted stock units and restricted cash units, SARs and Company Stock Options to receive the applicable Merger Consideration or other consideration to be paid hereunder as set forth in Article III, and (iv) the financing sources and their respective successors, legal representatives and permitted assigns with respect to their respective rights under Sections 10.9, 10.13, 10.14 and 10.15, nothing in this Agreement shall confer upon any other Person any rights or remedies hereunder.

10.9 Amendment. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of Nasdaq require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company; provided, further, that in the case of amendments, modifications, supplements or waivers to Sections 10.13, 10.14, 10.15 and this Section 10.9 (and any amendment, modifications or supplements to any related definitions) which affect the rights of any financing source under the Financing, any such amendment, modification, supplement or waiver shall only be effective with respect to such financing source if such financing source shall have consented thereto. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right hereunder.

10.10 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement shall be construed and enforced as if such provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such provision or its severance herefrom and (d) in lieu of such provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible

10.11 Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto (on behalf of itself or third party beneficiaries of this Agreement, including the Company’s stockholders) will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction, specific performance of the terms hereof or other equitable relief, in addition to any other remedy at Law or equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief sought in accordance with this Section 10.11 on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court having jurisdiction related to this Agreement as provided in Section 10.14 without the necessity of demonstrating damages or posting a bond, this being in addition to any other remedy to which they are entitled at law or in equity.

10.12 Assignment. No party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.13 Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the Laws of any other jurisdiction.

10.14 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW YORK IN THE STATE OF NEW YORK IN THE BOROUGH OF MANHATTAN AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THE FINANCING AGREEMENT OR THE TRANSACTIONS OR THEREBY MAY BE LITIGATED ONLY IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THE TRANSACTIONS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE FINANCING AGREEMENT OR THE ACTIONS OF BUYER, MERGER SUB, THE FINANCING SOURCES UNDER THE FINANCING AGREEMENT OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

Signature page to follow

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

ACI WORLDWIDE, INC.

By:	/s/ Philip G. Heasley
Name: Philip G. Heasley
Title: Chief Executive Officer

ANTELOPE INVESTMENT CO. LLC

By:	/s/ Dennis P. Byrnes
Name: Dennis P. Byrnes
Title: President

S1 CORPORATION

By:	/s/ Johann Dreyer
Name: Johann Dreyer
Title: CEO

Signature Page to Transaction Agreement

Exhibit A

CONDITIONS TO THE OFFER

1. Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Company Shares tendered pursuant to the Offer, unless, immediately prior to the then-applicable Expiration Time:

(a) Company stockholders have validly tendered and not properly withdrawn prior to the Expiration Time at least that number of Company Shares (together with the Company Shares then owned by Parent, Merger Sub or any of Parent’s other Subsidiaries), as shall constitute a majority of the Company Shares issued and outstanding on a fully diluted basis on the date of purchase (the “Minimum Tender Condition”);

(b) the Registration Statement has been declared effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement has been issued or proceedings for that purpose have been initiated or threatened by the SEC, and Parent has received all necessary state securities law or “blue sky” authorizations; and

(c) the HSR Condition shall have been satisfied.

2. Additionally, Merger Sub will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Company Shares tendered pursuant to the Offer if, immediately prior to the then-applicable Expiration Time, any of the following conditions exists:

(a) a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Law (including any injunction or other order, whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Offer or the Merger illegal or otherwise prohibiting consummation of the Offer or the Merger;

(i) any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Entity, other than the HSR Condition, has not been obtained or shall not be in full force and effect, or any applicable waiting periods for such clearances or approvals shall not have expired, except for any failures that would not reasonably be expected to have a Material Adverse Effect on Parent or the Company; or

(b) any of the following fail to be true:

(i) (A) the representations and warranties of the Company set forth in Sections 4.1, 4.3, 4.4(a), 4.7, 4.18 and 4.20 shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Expiration Time with the same force and effect as if made at the Expiration Time

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(in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (A) for de minimis inaccuracies and (B) the other representations and warranties of the Company set forth in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Expiration Time with the same force and effect as if made on the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (B) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, Material Adverse Effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

(ii) the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Expiration Time; and

(iii) since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to any such condition, in whole or in part at any applicable time or from time to time in their sole discretion prior to the expiration of the Offer, except that the conditions relating to receipt of any approvals from any Governmental Entity may be asserted at any time prior to the acceptance for payment of Company Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in this Agreement.

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